UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Global Brass and Copper Holdings, Inc.

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Global Brass and Copper Holdings, Inc.

475 N. Martingale Road Suite 1050

Schaumburg, Illinois 60173

April 8, 2014

Dear Stockholder:

On behalf of the Board of Directors of Global Brass and Copper Holdings, Inc., you are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 22, 2014, at 10:00 a.m. (Central Time) at the Renaissance Schaumburg Convention Center Hotel, 1551 N. Thoreau Drive, Schaumburg, Illinois 60173.

We have included in this letter a proxy statement that provides you with detailed information about the Annual Meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Global Brass and Copper Holdings, Inc. from documents we have filed with the Securities and Exchange Commission.

You are being asked at the Annual Meeting to (i) elect directors named in this proxy statement, (ii) to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, (iii) to provide an advisory vote to approve our executive compensation, (iv) to provide an advisory vote on the frequency of the advisory vote on executive compensation and (v) to transact any other business properly brought before the meeting.

Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares through one of the methods described in the enclosed proxy statement. We strongly urge you read the accompanying proxy statement carefully and vote FOR the nominees proposed by the Board of Directors and in accordance with the recommendations of the Board of Directors on the other proposals by following the voting instructions contained in the proxy statement.

On behalf of the Board of Directors, thank you in advance for your continued support of Global Brass and Copper Holdings, Inc.

Sincerely,

John J. Wasz

President and Chief Executive Officer

This proxy statement is dated April 8, 2014 and is first being distributed to stockholders on or about April 8, 2014.

GLOBAL BRASS AND COPPER HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 22, 2014

10:00 a.m. (Central Time)

To the Stockholders of Global Brass and Copper Holdings, Inc.:

The 2014 Annual Meeting of Stockholders will be held on May 22, 2014, at 10:00 a.m. (Central Time) at the Renaissance Schaumburg Convention Center Hotel, 1551 N. Thoreau Drive, Schaumburg, Illinois 60173. The purpose of the meeting is to:

1.	elect two directors;

2.	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014;

3.	provide an advisory vote on executive compensation;

4.	provide an advisory vote on the frequency of the advisory vote on executive compensation; and

5.	conduct any other business properly brought before the meeting or any adjournments or postponements thereof.

Voting is limited to stockholders of record at the close of business on March 28, 2014. A list of stockholders entitled to vote at the meeting, and any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. (Central Time) at our headquarters at 475 N. Martingale Road Suite 1050, Schaumburg, Illinois 60173 during the ten days prior to the Annual Meeting and also at the Annual Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES OVER THE TELEPHONE OR VIA THE INTERNET OR BY COMPLETING, DATING, SIGNING AND RETURNING A PROXY CARD, AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT. YOUR PROMPT COOPERATION IS GREATLY APPRECIATED.

By Order of the Board of Directors,

Scott B. Hamilton

General Counsel and Corporate Secretary

April 8, 2014

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our annual report available to stockholders electronically via the internet. On or about April 8, 2014, we will mail to most of our stockholders a notice (the “Notice”) containing instructions on how to access this proxy statement and our annual report and how to vote via the internet, by telephone or by mail. Other stockholders, in accordance with their prior requests, will receive e-mail notification of how to access our proxy materials and how to vote via the internet or by telephone, or will be mailed paper copies of our proxy materials and a proxy card on or about April 8, 2014.

The Notice also contains instructions on how to request a printed copy of the proxy materials. In addition, you may elect to receive future proxy materials in printed form by mail or electronically by e-mail by following the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

i

GLOBAL BRASS AND COPPER HOLDINGS, INC.

475 N. Martingale Road Suite 1050

Schaumburg, Illinois 60173

SUMMARY OF THE ANNUAL MEETING

This proxy statement contains information related to our 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Global Brass and Copper Holdings, Inc. (referred to herein as the “Company,” “GBC,” “we,” “us” or “our” as the context requires) to be held at the Renaissance Schaumburg Convention Center Hotel, 1551 N. Thoreau Drive, Schaumburg, Illinois 60173, on May 22, 2014, at 10:00 a.m. (Central Time). This proxy statement is first being distributed to stockholders on or about April 8, 2014.

Why did you send me this proxy statement?

We sent you this proxy statement because the Board of Directors (the “Board”) of the Company is soliciting your proxy to vote at the Annual Meeting to be held on May 22, 2014, at 10:00 a.m. (Central Time) and at any postponements or adjournments of the Annual Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Who can vote at the Annual Meeting?

Only stockholders of record as of the record date are entitled to vote at the Annual Meeting. The record date to determine stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 28, 2014. On the record date, there were 21,266,737 shares of our common stock, par value $0.01 per share, outstanding. Our common stock is the only class of voting securities outstanding.

How many shares must be present to conduct the Annual Meeting?

We must have a quorum present in person or by proxy to conduct the Annual Meeting. A quorum is established when a majority of shares entitled to vote is present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes (as described below) are counted for purposes of determining whether a quorum is present.

What matters are to be voted on at the Annual Meeting?

The agenda for the Annual Meeting is to:

1.	elect two directors;

2.	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014;

3.	provide an advisory vote on executive compensation;

4.	provide an advisory vote on the frequency of the advisory vote on executive compensation; and

5.	conduct any other business properly brought before the meeting or any adjournments or postponements thereof.

As of the date of this proxy statement, we do not know of any other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in your proxy will be authorized to vote or otherwise act in accordance with their judgment.

How does the Board recommend that I vote?

The Board recommends that you vote:

1.	FOR the election of each of the Company’s director nominees named in this proxy statement;

2.	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014;

3.	FOR the approval, on an advisory basis, of our executive compensation; and

4.	FOR the approval, on an advisory basis, of the one year frequency option for the advisory vote on executive compensation.

How do I vote at the Annual Meeting?

You may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone—You can vote by telephone by following the instructions on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote by telephone;

•	By Internet—You can vote via the internet by following the instructions on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote via the internet; or

•	By Mail—You can vote by completing, dating, signing and returning the proxy card in the enclosed postage-paid envelope.

Telephone and internet voting facilities for stockholders of record will be available 24 hours a day. You may vote over the telephone or via the internet until 11:59 p.m. (Central Time) on May 21, 2014. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Annual Meeting in person.

Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been signed and dated. If you vote your shares via the internet, by telephone or by executing and returning a proxy card by mail but you do not provide specific instructions with respect to the proposals, your shares will be voted FOR the director nominees named in this proxy statement, FOR the ratification of the appointment of our independent registered public accounting firm, FOR the advisory approval of executive compensation described in this proxy statement and FOR the advisory approval of the one year frequency option for the advisory vote on executive compensation.

As of the date of this proxy statement, we do not know of any other matters to be presented at the Annual Meeting except those described in this proxy statement. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.

What should I do if I receive more than one set of proxy materials from the Company?

If you hold your shares in multiple accounts or registrations, or in both registered and street name, you may receive proxy materials for each account. Please vote by telephone or via the internet for each Notice and set of proxy materials that you receive, or vote by mail by signing, dating and returning all proxy cards you receive from the Company. Only the latest dated proxy that you submit for each account will be voted and counted.

May I change my vote?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting. To change your vote, if you are a stockholder of record, you may submit another later dated proxy by telephone, internet or mail or by voting your shares in person at the Annual Meeting (your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting to revoke your proxy). If you are a beneficial owner and your shares are held in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee, or if you have obtained a legal proxy from such entity giving you the right to vote your shares, you may change your vote by attending the Annual Meeting and voting in person.

What vote is required to elect directors and approve the other matters described in this proxy statement?

Directors are elected by a plurality of votes cast. Withhold votes on director nominees and broker non-votes will not have an effect on the election of a nominee who receives a plurality of votes (Proposal No. 1). Broker non-votes will have no effect on the outcome of the election of directors.

For the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 2) and the advisory approval of our executive compensation (Proposal No. 3), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. For the advisory vote on the frequency of the advisory approval vote on executive compensation (Proposal No. 4), the frequency that receives the most votes will be the choice of the stockholders. Abstentions will not be voted but will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions will have the effect of a negative vote on Proposals No. 2, 3 and 4. Broker non-votes will have no effect on Proposals No. 1, 3 and 4.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name on the Company’s books and records or with our transfer agent, you are the “stockholder of record” of those shares, and this proxy statement and accompanying materials have been provided directly to you by the Company. On the other hand, if you purchased your shares through a brokerage or other financial intermediary, the brokerage or other financial intermediary will automatically put your shares into “street name” which means that the brokerage or other financial intermediary will hold your shares in its name or another nominee’s name and not in your name, but will keep records showing you as the “beneficial owner.” If you hold shares beneficially in street name, this proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record.

How do I vote if my bank or broker holds my shares in “street name”?

If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should refer to the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called routine matters but will not be permitted to exercise voting discretion with respect to non-routine matters. The only routine matter on our agenda for the Annual Meeting is the Proposal No. 2 (ratification of auditors). Proposals No. 1 (director elections), 3 (advisory vote on executive compensation) and 4 (advisory vote on frequency of vote on executive compensation) are each non-routine matters. Thus, if you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 2, your shares will be voted in such entity’s discretion. If you do not give your bank, broker or nominee specific instructions with respect to the remaining proposals, your shares will not be voted on such proposals. This is called a “broker non-vote.” Shares represented by such broker non-votes will be counted in determining whether there is a quorum and will have the effect described above on each of the non-routine proposals. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the Annual Meeting.

How many votes do I have?

Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the Annual Meeting.

How will the votes be counted at the Annual Meeting?

The votes will be counted by the inspector of election appointed for the Annual Meeting.

How will the Company announce the voting results?

The Company will report the final results of the voting at the Annual Meeting in a filing with the SEC on a Current Report on Form 8-K.

Who pays for the Company’s solicitation of proxies?

The Board is soliciting your proxy to vote your shares of common stock at our Annual Meeting. We will bear the cost of soliciting proxies on behalf of the Company, including preparing, printing and mailing this proxy statement. Proxies may be solicited personally, by mail, email or by telephone by certain of our directors, officers, employees or representatives. Our directors and employees will not be paid any additional compensation for soliciting proxies. We will reimburse brokerage houses, banks, custodians, and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding our proxy solicitation materials.

What is “householding” and how does it work?

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

What do I need for admission to the Annual Meeting?

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the record date (March 28, 2014), individuals holding a valid proxy from a record holder and other persons authorized by the Company. If you are a stockholder of record your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in a street name, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags may be subject to search prior to your admittance to the Annual Meeting.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

Upon the recommendation of our Nominating and Governance Committee (the “Nominating and Governance Committee”), the Board has nominated the two individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of stockholders in 2015 or until their successors, if any, are elected or appointed prior thereto. Our amended and restated certificate of incorporation provides that the Board of Directors be divided into three classes of directors, with staggered three-year terms, with the classes to be as nearly equal in number as possible. The classified board provisions are subject to a “sunset” provision, which will expire in 2016. Class I, Class II and Class III directors will serve initial terms expiring at our annual meeting of stockholders in 2014, 2015 and 2016, respectively. Each director elected at any annual meeting of stockholders (including the Annual Meeting) will serve a term expiring at the next annual meeting of stockholders. Therefore, by the 2016 annual meeting of stockholders, the classified board provisions will no longer be in effect. Directors are elected by a plurality of votes cast. The Board has determined that each director nominee is an independent director, as further described below in “Directors and Corporate Governance—Independence of Directors.”

All of the director nominees listed below have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the Annual Meeting.

Martin E. Welch, III	Age: 65	GBC Committees: • Audit (Chair) • Compensation and Nominating and Governance Class I Director

Biography

Mr. Welch has served as a director of Global Brass and Copper Holdings, Inc. since July 2011. Mr. Welch served as executive vice president and chief financial officer of Visteon Corporation, a global automotive parts supplier from 2011 to 2012. Mr. Welch served as executive vice president and chief financial officer of United Rentals, Inc., an industrial and construction equipment rental company, from 2005 to 2009, and concurrently from 2002 to 2008, he served as business advisor to the private equity firm York Management Services. Mr. Welch served on the board of directors and chaired the audit committee of Delphi Corporation from 2006 to 2009. Mr. Welch served as chief financial officer of Kmart Corporation, a major retailer, from 1995 to 2001. From 1991 until 1995, Mr. Welch served as chief financial officer for Federal-Mogul Corporation, an automotive parts supplier. Mr. Welch serves on the board of Allegion PLC where he chairs the audit committee. Mr. Welch holds a B.S. degree in accounting and an MBA from the University of Detroit Mercy where he is a trustee. Mr. Welch is a certified public accountant. Mr. Welch has acquired important business leadership, financial and accounting skills from his career in the retail, business services, and automotive industries, including through his tenure as chief financial officer of Visteon Corporation, United Rentals, Inc., Kmart Corporation and Federal-Mogul Corporation. We believe these skills make him well suited to serve on the Board of Directors.

Ronald C. Whitaker	Age: 66	GBC Committees: • Nominating and Governance (Chair) • Audit, Compensation and Executive Class I Director

Biography

Mr. Whitaker has served as a director of Global Brass and Copper Holdings, Inc. since July 2011. Mr. Whitaker served as the president and chief executive officer of Hyco International Inc., a major manufacturer of hydraulic cylinders, from 2003 to 2011. From 1995 to 2003, he served as chief executive officer or chairman of the board of directors of various manufacturing companies, including Strategic Distributions, Inc., a distributor of items to industrial customers, Johnson Outdoors, a sporting goods manufacturer, and EWI (Studebaker) Inc., an automotive tier-1 stampings supplier. Mr. Whitaker currently serves on the boards of directors of Sturm Ruger & Co., a firearms manufacturer, Pangborn Corp., an industrial surfacing company, Payne & Dolan Inc., a road and bridge construction company, and The Savannah Music Festival. Mr. Whitaker graduated from the College of Wooster in 1969 with a degree in economics and from Dartmouth’s Tuck School of Business in 1971. We believe Mr. Whitaker’s extensive background in turnaround leadership, corporate strategy, operations and marketing make him well qualified to serve on the Board of Directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH

OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF EACH

OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT UNLESS

STOCKHOLDERS SPECIFY A CONTRARY VOTE.

DIRECTORS AND CORPORATE GOVERNANCE

Director Biographical Information and Qualifications

The following sets forth the names, ages and biographical information of the Company’s directors, with the exception of Messrs. Welch and Whitaker, whose biographies are set forth in “Proposal No. 1—Election of Directors” in this proxy statement, and David B. Burritt, who will not stand for re-election to the Board at the Annual Meeting.

Vicki L. Avril	Age: 59	GBC Committees: • Audit, Compensation and Nominating and Governance Class II Director

Biography

Ms. Avril has served as a director of the Company since February 2014. Ms. Avril previously served as the Chief Executive Officer of TMK IPSCO, a large North American producer of oil and gas welded pipe, seamless pipe and premium connections and provider of oil field services, from 2008 until 2013. Prior to that, Ms. Avril held various positions, including Senior Vice President and Chief Financial Officer at IPSCO, Inc. and Senior Vice President and Chief Financial Officer at Wallace Computer Services, Inc. Ms. Avril currently serves on the board of directors of Greif, Inc., an industrial packaging and services company, for which she has served as the chair of the audit committee since 2009. Ms. Avril graduated with a B.S. in accounting from the University of Illinois at Urbana-Champaign and obtained a M.B.A. from the University of Chicago. Ms. Avril brings to the Board of Directors extensive management and leadership experience, including in the manufacturing industry, and extensive knowledge of accounting and finance matters through her experience as a chief financial officer for various public companies. For this reason, we believe she is well qualified to serve on the Board of Directors.

Donald L. Marsh	Age: 67	GBC Committees: • Audit, Compensation and Nominating and Governance Class II Director

Biography

Mr. Marsh has served as a director of the Company since January 2014. Mr. Marsh was President, Principal Executive Officer and Chief Operating Officer of Castle Brands, Inc., a publicly traded distillery company, from November 2007 to October 2008. Prior to that, he was a consultant to Castle Brands, Inc. from March 2007. Mr. Marsh was chief financial officer and head of corporate development for Commonwealth Industries, Inc., previously a publicly traded aluminum manufacturer, from 1996 to 2005. Additionally, Mr. Marsh served as an executive vice president and managing director of commercial and investment banking at J.P. Morgan Chase. Mr. Marsh holds a B.S. in engineering from Princeton University and an M.B.A. from Harvard University School of Business. Mr. Marsh brings to the Board of Directors senior level management and leadership experience, including as the principal executive officer and chief operating officer of a public company, and financial and accounting expertise. For this reason, we believe he is well qualified to serve on the Board of Directors.

George Thanopoulos	Age: 50	GBC Committees: • Audit, Compensation and Nominating and Governance Class III Director

Biography

Mr. Thanopoulos has served as a director of Global Brass and Copper Holdings, Inc. since July 2011. Concurrently, Mr. Thanopoulos has served as chief executive officer of HHI Group Holdings, a leading manufacturer of forged and forged/machined components in North America since 2005. Mr. Thanopoulos served as a director of JL French, one of the leading global suppliers of die cast aluminum components and assemblies, from 2006 to 2012 and also served as a director of Chassis Brakes International, one of the world’s three largest manufacturers of automotive foundation brakes and foundation brake components, from 2012 to 2013. Prior to joining HHI Group Holdings, Mr. Thanopoulos was president of the engine group of Metaldyne, an automotive parts manufacturer, located in Plymouth, Michigan. He holds a degree in mechanical engineering from the University of Michigan. We believe Mr. Thanopoulos’s extensive experience in management and in the manufacturing industry makes him well qualified to serve on the Board of Directors.

John H. Walker	Age: 56	GBC Committees: • Executive Class III Director

Biography

Mr. Walker has served as our Non-Executive Chairman since March 17, 2014, following his retirement as Chief Executive Officer of the Company. Mr. Walker previously served as Executive Chairman since November 2013 and Chief Executive Officer of Global Brass and Copper Holdings, Inc. and as a director of Global Brass and Copper Holdings, Inc. since 2007. From 2003 to 2006, he served as chief executive officer and president of The Boler Company, a major transportation manufacturer. Additionally, he currently serves as a director of Nucor Corporation, a major steel manufacturer, and of United Continental Holdings, Inc., a global airline. Mr. Walker served as a director of Delphi Corporation, an auto parts manufacturer, from 2005 to 2009 and of The Boler Company from 2003 to 2006. Mr. Walker provides valuable business expertise and extensive management knowledge to the Board of Directors, having served as our chief executive officer and in key management and operational oversight roles in various other corporations. The restructuring knowledge he has gained from his executive role at Weirton Steel, a major steel producer, which reorganized under federal bankruptcy laws, provided valuable turnaround experience. He also brings consulting and strategy expertise from his early career with McKinsey & Company, a global management consulting firm. Mr. Walker brings audit and financial experience to the Board of Directors through his service on the audit committees of United Continental Holdings, Inc., Delphi Corporation and Nucor Corporation, and knowledge of director and executive compensation through his service on the compensation committees of United Continental Holdings, Inc. and Nucor Corporation. Further, Mr. Walker serves on the nominating and governance committee of Nucor Corporation as well as the public responsibility committee of United Continental Holdings, Inc. For the foregoing reasons, we believe Mr. Walker is well qualified to serve as the Non-Executive Chairman of the Board of Directors.

John J. Wasz	Age: 53	GBC Committees: • None Class II Director

Biography

Mr. Wasz was elected as the Chief Executive Officer and as a director of Global Brass and Copper Holdings, Inc. on March 17, 2014. Mr. Wasz has served as the President of Global Brass and Copper Holdings, Inc. since September 6, 2013, as the Chief Operating Officer of Global Brass and Copper Holdings, Inc. since January 9, 2012, and as the president of Olin Brass since 2010. From 2008 to 2009, he was the special advisor to the chief executive officer of Aleris International, Inc. From 2004 to 2008, Mr. Wasz served as executive vice president and president of Aleris Rolled Products North America, an aluminum manufacturer. Prior to that time, from 1999 to 2001, he served as executive vice president and president of Alflex, a manufacturer of electrical armored cable, and prior to that Mr. Wasz held the position of vice president of operations of Alflex. Additionally, Mr. Wasz has served in several other management capacities at other companies. Mr. Wasz holds a B.A. in economics from Depauw University and attended the advanced management program at the Harvard Business School. We believe Mr. Wasz’s management and leadership experience with the Company, his service as our Chief Executive Officer and his manufacturing industry experience makes him well qualified to serve on the Board of Directors.

Criteria for Selection of Directors

In accordance with our Corporate Governance Guidelines, the Nominating and Governance Committee is responsible for identifying, screening and recommending to the entire Board candidates for Board membership. The Nominating and Governance Committee is responsible for reviewing the qualifications and independence of the members of the Board and its various committees on a periodic basis as well as the Board’s composition as a whole. This assessment will include members’ independence, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. The following are general criteria that the Nominating and Governance Committee could use in evaluating candidates for Board membership. None of the following should be construed as minimum qualifications for director selection:

•	background, experiences and record of achievement, including, without limitation, in the manufacturing and raw materials industries;

•	diversity with respect to viewpoints, background, experience, skill, education, national origin, gender, race, age, culture and current affiliations;

•	personal and professional ethics and integrity, collegiality, objective perspective and practical judgment;

•	ability and willingness to devote sufficient time to carry out duties and responsibilities effectively;

•	commitment to maximizing intrinsic stockholder value; and

•	finance and accounting expertise.

Our Corporate Governance Guidelines provide guidelines with respect to the consideration of director candidates. Based on these guidelines, the Nominating and Governance Committee will review annually the relationships that each director has with the Company either directly or as a partner, member, stockholder, director or officer of an entity or organization that has a relationship with the Company. The Nominating and Governance Committee will review with the Board, on a periodic basis, the skills and characteristics required of the Board members in the context of the current director candidates in accordance with its charter. The Board itself will be ultimately responsible for selecting its own members and nominating them for election by stockholders.

The Nominating and Governance Committee will consider director candidates who are proposed by the Company’s stockholders in accordance with the Bylaws, the Nominating and Governance Guidelines and any other policies and procedures established from time to time by the Nominating and Governance Committee.

Recommendation of Directors by Stockholders

In accordance with the Corporate Governance Guidelines, the Nominating and Governance Committee will consider candidates for election as a director of the Company recommended by any stockholder, provided that the recommending stockholder follows the procedures set forth in Section 3.3 of the Company’s bylaws (the “Bylaws”) for nominations by stockholders of persons to serve as directors. The Nominating and Governance Committee would evaluate such candidates in the same manner by which it evaluates other director candidates considered by the Nominating and Governance Committee, as described above.

Pursuant to Section 3.3 of the Bylaws, all nominations of stockholder nominees must be made by timely written notice given by a stockholder of record of the Company. To be timely, the notice must be delivered personally or mailed to and received at the Company’s office, addressed to the attention of the secretary. In the case of the nomination at an annual meeting of stockholders, no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of stockholders; provided, however, that if the annual meeting of stockholders is more than 30 days earlier or 60 days later than the first anniversary of the prior year’s annual meeting of stockholders, no annual meeting was held during the prior year or in the case of the Company’s first annual meeting of stockholders as a public company, the notice by the stockholder must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which the notice of such annual meeting was made by mail or was otherwise publicly disclosed.

The stockholder’s notice or recommendation is required to contain certain prescribed information about each person whom the stockholder proposes to recommend for election as a director, the stockholder giving notice and the beneficial owner, if any, on whose behalf notice is given. The stockholder’s notice must also include the consent of the person proposed to be nominated and to serve as a director if elected. Recommendations or notices relating to director nominations should be sent to Global Brass and Copper Holdings, Inc., 475 N. Martingale Road Suite 1050, Schaumburg, Illinois 60173; Attention: Scott B. Hamilton, General Counsel and Corporate Secretary.

A copy of our Bylaws, as amended and restated, has been filed as an exhibit to our Current Report on Form 8-K filed with the SEC on May 29, 2013.

Independence of Directors

Our common stock is listed on the New York Stock Exchange (the “NYSE”). Prior to October 1, 2013, we were a “controlled company” under the NYSE corporate governance listing standards. As a result, we were not required to have compensation and nominating and governance committees consisting entirely of independent directors or to have a majority of independent directors on our Board. Since October 1, 2013, we are no longer a controlled company. Consequently, the NYSE rules require that a majority of the members of our Board of Directors and each of the members of our Compensation and Nominating and Governance Committees be independent by October 1, 2014. As of the date of this proxy statement, we have satisfied such NYSE requirements.

The Board has determined that Ms. Avril and Messrs. Marsh, Thanopoulos, Welch and Whitaker are “independent directors” as such term is defined by the applicable rules and regulations of the NYSE. The Board has determined that David B. Burritt, whose service on the Board will end at the Annual Meeting, is an independent director. The Board also has determined that our former directors, Jay Bernstein, Raquel Palmer, Michael Psaros and David Shapiro, who were designated by our former controlling stockholder, were not independent during the periods that they served as directors in 2013 and/or 2014. Messrs. Walker and Wasz do not qualify as independent directors since Mr. Walker served as the Chief Executive Officer of the Company until March 2014, and Mr. Wasz is our current Chief Executive Officer and President.

Board’s Role in Risk Oversight

The Board has an oversight role, as a whole and also at the committee level, in overseeing management of our risks. Our Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee of the Board is responsible for overseeing the management of risks relating to our employee compensation plans and arrangements and the Audit Committee of the Board oversees the management of financial risks. The Nominating and Governance Committee of the Board is responsible for overseeing the management of risks relating to corporate governance matters. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Corporate Governance

The Board has approved Corporate Governance Guidelines and a Code of Conduct and Ethics. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and committee charters, are available on our website at www.gbcholdings.com or in printed form upon request by contacting Global Brass and Copper Holdings, Inc. at 475 N. Martingale Road Suite 1050, Schaumburg, Illinois 60173, Attention: Investor Relations. The Board regularly reviews corporate governance developments and will modify these documents as warranted. Any modifications will be reflected on our website. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference herein.

Other Board Information

Leadership Structure of the Board

The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. Walker, our former Chief Executive Officer, to serve as Non-Executive Chairman of the Board. Mr. Walker possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. We believe that this structure is appropriate for the Company because it allows our Non-Executive Chairman to lead the Board in its fundamental role of managing the Company and providing advice to management, while also providing for effective oversight by a majority of independent directors and allowing our Chief Executive Officer and President to focus on the execution of our business strategy, growth and development.

We do not have a formal policy that requires the positions of Chairman and Chief Executive Officer to be separate, and the Board, in its discretion, may subsequently decide to change the leadership structure. The Board does not believe that introducing an independent Chairman of the Board at this time would provide appreciably better direction for and performance of the Company, and instead may cause uncertainty, confusion and inefficiency in board and management function and relations. In addition, six of the eight members of our Board are independent and provide independent and thoughtful leadership to the Board. Our Chairman of the Board is not an independent director, and we currently do not have a designated presiding director. Until such time as the Board appoints a presiding director, for all executive sessions of our non-employee directors, the non-employee directors will rotate as the presiding director.

Board Meetings

In 2013, our Board held eight meetings. In addition to our Board meetings, our directors attend meetings of committees established by our Board. Each of our director nominees attended at least 75% of the meetings of our Board and the committees on which he or she served during 2013 that were held when he or she was a director. This Annual Meeting is our first annual meeting of stockholders following our initial public offering in May 2013. Our directors are encouraged to attend all annual and special meetings of our stockholders.

Committees of the Board

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Governance Committee. The following chart sets forth the directors who currently serve as members of each of the Board committees.

Directors	Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
Vicki L. Avril	X	X		X
David B. Burritt	X	C		X
Donald L. Marsh	X	X		X
George Thanopoulos	X	X		X
John H. Walker*			X
John J. Wasz
Martin E. Welch, III	C	X		X
Ronald C. Whitaker	X	X	X	C

*	Non-Executive Chairman of the Board
“C”	Denotes member and chairman of committee
“X”	Denotes member

Audit Committee

In 2013, the Audit Committee held five meetings. Each of the members of the Audit Committee is a non-employee director. In addition, the Board has determined that all of the members of the Audit Committee are independent as defined in the listing standards of the NYSE and under Rule 10A-3 of the Exchange Act and that all such members are financially literate. The Board also has determined that all members of the Audit Committee are audit committee financial experts, as defined in Item 407(d) of Regulation S-K under the Exchange Act and have accounting or related financial management expertise. Our Corporate Governance Guidelines limit the number of public company audit committees on which an Audit Committee member can serve to three or fewer audit committees (including the Company’s Audit Committee) without approval of the Board. None of our Audit Committee members serves on more than three public company audit committees (including the Company’s Audit Committee).

The principal duties and responsibilities of our audit committee are to prepare the report required by the rules of the SEC to be included in our annual proxy statement or annual report and oversee and monitor the following:

•	the integrity of our financial statements;

•	the independence, qualifications and performance of our independent registered public accounting firm;

•	compliance by our personnel with our code of ethics and related-person transactions policies;

•	the performance of our internal audit function; and

•	compliance by us with legal and regulatory requirements.

For a further discussion of the Audit Committee’s responsibilities and findings, see “Audit Committee Report.” The Audit Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.gbcholdings.com or in printed form upon request.

Compensation Committee

In 2013, the Compensation Committee held seven meetings. Each of the current members of the Compensation Committee is a non-employee director. In addition, the Board has determined that all of the members of the Compensation Committee are independent as defined in the listing standards of the NYSE, including the specific independence requirements for compensation committee members. Messrs. Psaros and Shapiro served as members of the Compensation Committee during 2013 and a portion of 2014 and did not qualify as independent directors. See “—Independence of Directors” and “—Cessation of Controlled Company Status.”

The principal duties and responsibilities of the compensation committee are as follows:

•	developing and monitoring our overall compensation policies, including, without limitation, determining the appropriate balance among base salary, annual bonus and long-term incentive awards, and establishing performance based incentives that support and reinforce our long-term strategic goals, organizational objectives and shareholder interests;

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance and determining and approving the CEO’s compensation level;

•	reviewing and approving the annual base salaries and annual incentive opportunities of other members of our senior management;

•	reviewing and approving employment agreements, change-in-control agreements and all other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities, retirement benefits, perquisites and other compensation and benefits for the members of our senior management both during and after employment;

•	monitoring and reviewing our incentive compensation plans and equity-based compensation plans and making recommendations to the Board of Directors with respect to those plans;

•	reviewing and approving our Compensation Discussion and Analysis and other reports and disclosures to be included in our various public filings;

•	reviewing our employee compensation programs as they relate to risk management and risk-taking incentives;

•	overseeing compliance with NYSE rules with respect to equity compensation plans; and

•	providing regular reports to the Board of Directors and any compensation committee reports required by the SEC to be included in our proxy statement and annual report.

The Compensation Committee has engaged Towers Watson as its independent compensation consultant. Towers Watson reports directly to the Compensation Committee and assists in the review and design of our executive compensation program. The Compensation Committee has reviewed and confirmed the independence of Towers Watson and concluded that their work for the Compensation Committee does not raise any conflict of interest.

Nominating and Governance Committee

In 2013, the Nominating and Governance Committee held three meetings. Each of the current members of our Nominating and Governance Committee is a non-employee director. In addition, the Board has determined that all of the current members of the Nominating and Governance Committee are independent as defined in the listing standards of the NYSE. Michael Psaros and David Shapiro served as members of the Nominating and Governance Committee during 2013 and a portion of 2014 and did not qualify as independent directors. See “—Independence of Directors” and “—Cessation of Controlled Company Status.”

The principal duties and responsibilities of the Nominating and Governance Committee are as follows:

•	to establish criteria for Board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;

•	to make recommendations to the Board regarding board governance matters and practices;

•	to develop and recommend to the Board sound corporate governance practices and principles;

•	to oversee the implementation of processes and procedures for the annual review of corporate management, members of the Board and its committees, including succession planning;

•	to consider and report to the Board on all matters relating to the selection and qualification of the candidates nominated to the Board;

•	to assist the Board by identifying individuals believed qualified to become members of the Board, consistent with criteria approved by the Board, and to recommend to the Board the director nominees for the next annual meeting of stockholders;

•	to recommend to the Board director nominees for each committee; and

•	to perform such other functions as the Board may from time to time assign to the nominating and governance committee. In performing its duties, the Nominating and Governance Committee shall seek to maintain an effective working relationship with the Board and our management.

Communications to the Board

Stockholders and interested parties can contact the Board or our non-employee directors through written communication sent to Global Brass and Copper Holdings, Inc., 475 N. Martingale Road Suite 1050, Schaumburg, Illinois 60173, Attention: Scott B. Hamilton, General Counsel and Corporate Secretary. Our General Counsel reviews all written communications and forwards to the Board or our non-employee directors, as applicable, a summary and/or copies of any such correspondence that is directed to the Board or our non-employee directors, as applicable, or that, in the opinion of the General Counsel, deals with the functions of the Board, Board committees or our non-employee directors, as applicable, or that he otherwise determines require their attention. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Communications of a confidential nature can be made directly to the Chairman of the Audit Committee regarding any accounting, internal accounting control or auditing matter, by submitting such concerns to the Audit Committee. Any submissions to the Audit Committee should be marked confidential and addressed to the Chairman of the Audit Committee, as the case may be, c/o Global Brass and Copper Holdings, Inc., 475 N. Martingale Road Suite 1050, Schaumburg, Illinois 60173. Any submission should contain, to the extent possible, a full and complete description of the matter, the parties involved, the date of the occurrence or, if the matter is ongoing, the date the matter was initiated and any other information that the reporting party believes would assist the Audit Committee in the investigation of such matter.

Cessation of “Controlled Company” Status

At the time of our initial public offering, we qualified as a “controlled company” within the meaning of the NYSE corporate governance standards, as KPS Capital Partners LP, through Halkos Holdings, LLC (“Halkos”), controlled a majority of the voting power of our outstanding common stock. As of the date of this proxy statement, Halkos no longer holds any shares of our common stock. As a controlled company, we were exempt from compliance with certain NYSE corporate governance standards, including (i) the requirement that a majority of the Board consists of independent directors, (ii) the requirement that we have a nominating and governance committee that is composed entirely of independent directors and (iii) the requirement that we have a compensation committee that is composed entirely of independent directors. As of the date of this proxy statement, six of our eight directors are independent, and all of the members of our Nominating and Governance Committee and Compensation Committee are independent.

Director Compensation

The following table shows the director fees earned by the directors for 2013. In addition, we reimbursed the directors for expenses incurred in attending Board meetings.

We did not pay the non-independent directors of Global Brass and Copper Holdings, Inc. any compensation for their service on the Board of Directors in 2013.

Director Compensation in 2013

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards (2)($)	Total ($)
David Burritt	77,500	68,750	146,250
George Thanopoulos	70,000	68,750	138,750
Martin E. Welch III	85,000	68,750	153,750
Ronald C. Whitaker	73,750	68,750	142,500

(1)	Ms. Raquel Palmer and Messrs. Jay Bernstein, Michael Psaros, and David Shapiro are non-independent directors and accordingly received no compensation in connection for their service on the Board of Directors in 2013. Consequently, they are not included in this table.
(2)	Messrs. Burritt, Thanopoulos, Welch, and Whitaker each received 6,250 shares of restricted stock on May 29, 2013. All such shares were unvested as of December 31, 2013. However, all such shares became vested in full on January 2, 2014.

Effective April 2, 2013, our independent directors were eligible for an annual cash retainer of $70,000, with the chair of the Audit Committee receiving an additional annual retainer of $15,000. Effective with the second quarter of 2013, the chairs of the Compensation Committee and the Nomination and Governance Committee each became eligible to receive an additional $10,000 and $5,000 cash retainer respectively. Additionally, our independent directors received a grant of restricted stock following the initial public offering (“IPO”), which vested on January 2, 2014. Beginning in 2014, each of our independent directors will each receive an annual restricted stock grant worth $100,000 following the annual meeting of the Company’s stockholders.

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth, as of March 28, 2014 (except as indicated below), beneficial ownership, as defined by SEC rules, of our common stock by the persons or groups specified. Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated. The percentage calculations set forth in the table are based on 21,270,585 shares of common stock outstanding on April 3, 2014 rather than based on the percentages set forth in stockholders’ Schedules 13G or 13D, as applicable, filed with the SEC.

	Number of Shares of Common Stock Owned Beneficially	Percentage of Common Stock Owned Beneficially
5% Beneficial Owners:
Artisan Partners Limited Partnership(1)	1,045,305	4.9%
FMR, LLC(2)	3,166,467	14.9%
Newland Capital Management, LLC(3)	1,298,855	6.1%
Stowers Institute for Medical Research(4)	1,241,090	5.8%
Executive Officers and Directors:
John J. Wasz(5)	26,041	*
Robert T. Micchelli(6)	21,056	*
Devin K. Denner(7)	7,615	*
Scott B. Hamilton(8)	9,024	*
Daniel B. Becker	20,720	*
John H. Walker	10,000	*
Vicki L. Avril	—	*
David Burritt	6,250	*
Donald L. Marsh	—	*
George Thanopoulos	6,250	*
Martin E. Welch, III	6,250	*
Ronald C. Whitaker	6,250	*
Total Executive Officers and Directors as a Group (13 individuals)(9)	103,603	*

*	Less than 1%
(1)	Based solely on the information in a Schedule 13G/A filed with the SEC on March 24, 2014, Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP, Artisan Partners Asset Management Inc., Artisan Investment Corporation, ZFIC, Inc., Andrew A. Ziegler and Carlene M. Ziegler hold shared voting power as to 952,103 shares of common stock and shared dispositive power over 1,045,305 shares of common stock. The reporting persons’ principle business address is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.
(2)	Based solely on the information in a Schedule 13G/A filed with the SEC on February 14, 2014, FMR, LLC holds sole voting power as to 283,134 shares of common stock and shared dispositive power as to 3,166,467 shares of common stock, and Edward C. Johnson 3d holds shared dispositive power over 3,166,467 shares of common stock. The reporting persons’ principle business address is 245 Summer Street, Boston, Massachusetts 02210.
(3)	Based solely on the information in a Schedule 13G filed with the SEC on January 29, 2014, Newland Capital Management, LLC, Newland Master Fund, Ltd., Ken Brodkowitz and Michael Vermut hold shared voting power and shared dispositive power as to 1,298,855 shares of common stock. The principle business address of Newland Master Fund, Ltd. is P.O. Box 896, Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, Cayman Islands KY1-1103, and the principle business address of the other stockholders is 350 Madison Avenue, 8th Floor, New York, New York 10017.
(4)	Based solely on the information in a Schedule 13G filed with the SEC on February 13, 2014, Stowers Institute for Medical Research, American Century Companies, Inc. and American Century Investment

Management, Inc. and hold sole voting power as to 1,179,790 shares of common stock and sole dispositive power over 1,241,090 shares of common stock. The stockholders’ principal business address is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.
(5)	The total includes 885 shares resulting from the vesting of performance share awards on April 3, 2014.
(6)	The total includes 900 shares resulting from the vesting of performance share awards on April 3, 2014.
(7)	The total includes 584 shares resulting from the vesting of performance share awards on April 3, 2014.
(8)	The total includes 455 shares resulting from the vesting of performance share awards on April 3, 2014.
(9)	The total includes 2,961 shares resulting from the vesting of performance share awards on April 3, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon our review of reports filed with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during 2013, with the following exceptions: Mr. Walker’s acquisition of 10,000 shares of common stock on May 29, 2013 was inadvertently reported late on a Form 4 filed June 4, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of our named executive officers. The following discussion and analysis of compensation arrangements of our named executive officers for 2013 should be read together with the compensation tables and related disclosures set forth below. This discussion is based on our current plans, considerations and expectations regarding our compensation programs. Compensation policies that we adopt in the future may differ materially from the policies summarized in this discussion.

Our named executive officers for the fiscal year ended December 31, 2013 were:

•	John H. Walker, Former Chief Executive Officer[1]

•	Robert T. Micchelli, Chief Financial Officer

•	John J. Wasz, President, Chief Executive Officer and Chief Operating Officer and President—Olin Brass[2]

•	Devin K. Denner, President—Chase Brass

•	Scott B. Hamilton, General Counsel and Secretary

•	Daniel B. Becker, Former President—A.J. Oster

Objectives of Our Executive Compensation Program

Our executive compensation philosophy is based on the principle of pay-for-performance. Accordingly, our executive compensation programs are designed to achieve the following objectives:

•	Align the interests of our named executive officers with those of our stockholders. We link a meaningful portion of compensation to the achievement of our long-term goals by rewarding named executive officers as stockholder value increases. To that end, a significant portion of the compensation awarded to some of our named executive officers in the past was in the form of profits interests in Halkos, which was formerly our ultimate parent. However, now and on a going forward basis, we expect that all our named executive officers will receive a meaningful portion of their compensation in equity compensation, which is currently in the form of stock options, restricted stock and performance shares.

•	Retain management. Compensation is designed to retain our named executive officers by having significant long-term equity compensation.

•	Motivate through ownership. We believe that the best way to inspire leadership and performance is by distributing ownership in the form of equity-based compensation and requiring executive management to retain meaningful exposure to our stock, most recently in the form of stock options, restricted stock and performance shares, and formerly, through the grant of profits interests in Halkos.

We anticipate increasing the flexibility and expanding the elements of our compensation structure in the future, while maintaining simplicity and a pay-for-performance culture. As we evolve as a public company, we intend to evaluate our compensation programs and philosophy and will review executive compensation on an annual basis.

[1]	Effective March 17, 2014, Mr. Walker retired from his position as Chief Executive Officer.
[2]	Effective March 17, 2014, Mr. Wasz became our Chief Executive Officer.

Setting Executive Compensation

Our current compensation executive compensation program is based on input received from our compensation consultant, Towers Watson, and prevailing market practices. The current program has accordingly evolved away from arrangements that were made at the time of our formation by our former owner.

Role of Compensation Committee

On September 23, 2011, we formed a compensation committee. As of October 1, 2013, we were no longer a “controlled company” under the NYSE rules. As of the date of this proxy statement, we are in compliance with the NYSE corporate governance rules, as all of the compensation committee members are independent, including under the specific independence standards for compensation committee members. See “Management—Board Structure—Committees of the Board—Compensation Committee.” The Compensation Committee consists of David Burritt (Chairman), Vicki Avril, Donald Marsh, George Thanopoulos, Martin Welch and Ron Whitaker.

Role of Compensation Consultant

In connection with the IPO and our transition from a privately held company to a public company, we engaged Towers Watson in order to benchmark compensation and make recommendations for future compensation (including cash, annual bonus and equity-based compensation) for our named executive officers. The compensation committee intends to review and evaluate the results of Towers Watson’s work and will use its judgment to implement new compensation arrangements on a going forward basis with the named executive officers, while considering best practices with respect to executive compensation arrangements. During 2012 and 2013, Towers Watson reviewed the executive compensation programs that we had in place, including salary, bonus and long-term incentive awards.

In 2013, Towers Watson benchmarked the named executive officer compensation against a peer group of seventeen companies. Towers Watson benchmarked the components of base salary and target bonuses against the 25th percentile, median and 75th percentile of its peer group. The Board and compensation committee did not determine to target cash compensation at any specific percentage but has concluded that the cash compensation for the named executive officers is at (or slightly above or below) the median of the peer group, with the exception of Mr. Hamilton who is below the 25th percentile. The companies in the peer group for 2013 were:

• A.M. Castle & Co.	• OM Group, Inc.
• Alliant Techsystems Inc.	• Olin Corp.
• Carpenter Technology Corporation	• Quanex Building Products Company
• Century Aluminum	• RTI International Metals, Inc.
• Gibraltar Industries, Inc.	• Schnitzer Steel Industries Inc.
• Handy & Harman Ltd.	• Titan International, Inc.
• Kaiser Aluminum Corporation.	• Valmont Industries, Inc.
• Materion Corporation	• Worthington Industries, Inc.
• Mueller Industries, Inc.

Titanium Metals Corporation was removed from the peer group for 2013 because it is no longer a separate publicly-traded company, and A.M. Castle & Co., Quanex Building Products Corporation and RTI International Metals, Inc. were added because their business profile and size fit within the metals products specialty focus of the peer group.

Principal Components of Compensation of Our Named Executive Officers

The compensation package offered to our named executive officers consists of:

Base salary. The base salary for each of our named executive officers is designed to compensate the named executive officer for his experience, education, personal qualities and other qualifications that are essential for the specific role the named executive officer serves for us while remaining competitive with the market.

Annual cash bonuses. Our named executive officers are eligible to receive annual cash bonuses based on an annual bonus plan established by the Board of Directors. Each of our named executive officers has a target bonus based on a percentage of his base salary that may be earned based on achievement of certain Company, business segment and/or individual goals. In addition, a discretionary bonus opportunity existed based on Mr. Walker’s subjective assessment of performance of our executive officers, subject to the approval of the compensation committee and the Board of Directors. However, for 2013, management recommended that no discretionary bonuses be paid, and the Compensation Committee followed management’s recommendation. The cash bonuses are considered at-risk compensation, as such payments are not guaranteed.

Long-term equity-based compensation. In general, we provide a meaningful portion of the compensation due to our named executive officers in the form of long-term equity-based compensation. We believe that by providing a meaningful portion of the named executive officer’s compensation that is contingent on our long-term performance, the long-term interests of our named executive officers are better aligned with the long-term interests of our stockholders. See “—Equity-Based Compensation”.

Limited perquisites and other benefits. All of our named executive officers are eligible to participate in our 401(k) retirement plan and most of our named executive officers receive life insurance coverage and are eligible for reimbursement of financial and estate planning services of up to $15,000. In addition, Mr. Becker was entitled to use of a company car.

Compensation Mix

Our current compensation package is designed to provide a strong link between the compensation of our executive officers, our success and our stockholders generally. The cash components—base salary and cash bonus compensation—collectively represent what we believe is appropriate pay for expected performance during the year. The equity-based compensation component is designed to encourage high performance by closely aligning an executive officer’s pay with the interests of our stockholders. The allocation between different elements of compensation with respect to our named executive officers has been a product of individual negotiations to date.

Employment Agreement and Severance Protection

We have entered into an employment agreement with Mr. Walker, as well as severance protection agreements with each of our other named executive officers. Mr. Walker resigned as chief executive officer effective March 17, 2014, but certain restrictive covenants in his employment agreement still apply. Previously, Messrs. Becker and Denner were not parties to employment agreements, offer letters or severance protection agreements because they were employed by us prior to our acquisition of the worldwide metals business of Olin Corporation in 2007. For additional information regarding Mr. Walker’s employment agreement and the severance protection agreements of Messrs. Wasz, Micchelli, Denner, Hamilton and Becker see “—Employment Arrangements with Named Executive Officers” and “—Potential Payments Upon Termination or Change in Control”. We expect to enter into an employment agreement with Mr. Wasz to reflect his recent appointment as our chief executive officer.

Base Salary

We provide our named executive officers with base salary to compensate them for services rendered during the year. We believe that, with respect to our named executive officers, base salary should compensate the executives for their service and performance but that superior contributions and performance should be rewarded by other forms of compensation, including long-term equity- based compensation. The following table shows the base salaries of our named executive officers as of certain dates during the past three years.

Base Salaries
Name	Base Salary April 1, 2012 ($)	Base Salary April 1, 2013 ($)	Base Salary January 1, 2014 ($)	Base Salary April 7, 2014 ($)
John H. Walker	800,800	824,824	824,824	—
Robert T. Micchelli	390,000	401,700	401,700	413,751
John J. Wasz	500,000	515,000	600,000	725,000
Devin K. Denner	312,000	321,360	321,360	327,787
Scott B. Hamilton	275,600	283,868	283,868	292,384
Daniel B. Becker	312,000	321,360	—	—

Annual Cash Bonuses

During 2013, the Board of Directors approved an annual bonus plan with performance targets based on Company performance and individual performance. The Compensation Committee set a target annual incentive for each named executive officer based on the scope of each executive’s duties and respective individual capacity to affect our overall performance as follows: 100% of base salary for Mr. Walker, 70% of base salary for Mr. Micchelli, 85% of base salary for Mr. Wasz, 50% of base salary for Mr. Denner, 50% of base salary for Mr. Hamilton, and 50% of base salary for Mr. Becker with potential maximum bonuses of two times each executive’s respective target bonus amount. The potential target and maximum bonus amounts were consistent with our annual bonus plan for prior years.

For 2013, for each named executive officer other than Mr. Denner and Becker, 70% of the annual bonus was based on the achievement of budgeted Consolidated Adjusted EBITDA (the “Company EBITDA Bonus”) and 30% was based on the achievement of specific individual performance measures (the “Individual Bonus”). To be eligible for any portion of the Company EBITDA Bonus, the Company was required to achieve a minimum of 80% of its budgeted Consolidated Adjusted EBITDA (80% of budgeted Consolidated Adjusted EBITDA achievement would earn the executive the threshold amount of the Company EBITDA Bonus). For Messrs. Denner and Becker, 50% of the annual bonus was based on achievement of Segment Adjusted EBITDA at Chase Brass and A.J. Oster respectively (the “Segment EBITDA Bonus”), 25% was based on budgeted Consolidated Adjusted EBITDA of the Company and 25% was based on the achievement of specific individual performance measures. Consolidated Adjusted EBITDA and Segment Adjusted EBITDA are non-GAAP measures and are defined in our Annual Report on Form 10-K for the year ended December 31, 2013 in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.” Set forth below is a chart showing the sliding scale on which the named executive officer’s incentive compensation was based in terms of percentage of the budgeted Consolidated Adjusted EBITDA component achieved and the payout as a percentage of his base salary. Linear interpolation of the Company EBITDA Bonus and Segment EBITDA Bonus payout occurs between 80% and 100% achievement of the EBITDA Target and separately between 100% and 110% achievement of the EBITDA Target, with a maximum payout of 200% of the component based on the level of achievement of budgeted Consolidated Adjusted EBITDA.

Level of Achievement of EBITDA Target	% of Company/Segment EBITDA Bonus
Less than 80%	0%
80%	50%
90%	75%
100%	100%
105%	150%
110%(maximum)	200%

For 2013, we budgeted Consolidated Adjusted EBITDA of $122.5 million. We actually achieved Consolidated Adjusted EBITDA of $118.0 million. Based on the results, each named executive officer received 91% of the Company EBITDA Bonus. The budgeted Segment Adjusted EBITDA for Chase Brass was $68.8 million and for A.J. Oster was $19.5 million. We actually achieved Segment Adjusted EBITDA of $67.2 million for Chase Brass and $16.9 million for A.J. Oster, resulting in 94% and 65% of the respective Segment EBITDA Bonus. The chart below sets forth the Company EBITDA Bonus that each named executive officer received.

Name	Target Payout as a % of Salary	Actual Award ($)
John H. Walker	70%	526,268
Robert T. Micchelli	49%	179,409
John J. Wasz	59.5%	325,398
Devin K. Denner	12.5%	36,474
Scott B. Hamilton	35%	90,559
Daniel B. Becker	12.5%	36,474

The chart below sets forth the Segment EBITDA Bonus that each participating named executive officer received.

Name	Target Payout as a % of Salary	Actual Award ($)
Devin K. Denner	25%	75,680
Daniel B. Becker	25%	52,060

The Individual Bonus was assessed using three performance goals. The first individual performance goal was based on the executive’s involvement and success in preparing the S-1 registration statement in connection with the IPO. The second individual performance goal was filing a registration statement on Form S-4 to register the exchange offer required by the Senior Secured Notes. The third individual performance goal was based upon the Company completing significant steps towards compliance with Section 404 of the Sarbanes-Oxley Act. For the business unit presidents, the first goal was completing significant steps towards Sarbanes-Oxley compliance and IPO readiness. The second goal was to drive improvement in the key strategies of Commercial, Manufacturing, Supply Chain and People. The final individual goal was to model and drive collaboration within the business unit and across the Company.

The named executive officers contributed to the successful preparation of the S-1 registration statement for the IPO. The named executive officers also contributed to the successful filing of a Form S-4 to register the exchange offer required by the Senior Secured Notes. The named executive officers also made significant steps towards compliance with Section 404 of the Sarbanes-Oxley Act. For the business unit presidents, significant steps were made towards achieving Sarbanes-Oxley compliance and IPO readiness. The business unit presidents drove improvement in the key strategies of Commercial, Manufacturing, Supply Chain, and People. The business unit presidents also succeeded in modeling and driving collaboration with the business unit and across the Company.

For each of the three individual performance goals, Messrs. Walker, Micchelli, Wasz and Hamilton had responsibility for the Company as a whole (which required additional work), and Messrs. Denner and Becker had responsibility for their business units.

With respect to the individual performance measures, the Compensation Committee determined that Messrs. Walker, Micchelli, Wasz and Hamilton met or exceeded all of the individual goals, resulting in a payout of 100% of the Individual Bonus. With respect to Messrs. Denner and Becker, the Compensation Committee determined that they had met some of their individual goals resulting in a payout of 60% of their Individual Bonus. The payout based on the individual performance metrics is shown in the chart below.

Name	Target Payout as a % of Salary	Actual Award ($)
John H. Walker	30%	247,447
Robert T. Micchelli	21%	84,357
John J. Wasz	25.5%	153,000
Devin K. Denner	12.5%	24,000
Scott B. Hamilton	15%	42,580
Daniel B. Becker	12.5%	24,000

Set forth below is a chart showing the total bonus payments (and as a percentage of base salary) made to each named executive officer for 2013, which includes the Company EBITDA Bonus, the Individual Bonus, and any Segment EBITDA Bonus.

Name	Actual Award ($)	% of Base Salary
John H. Walker	773,715	93.8
Robert T. Micchelli	263,766	65.7
John J. Wasz	478,398	79.7
Devin K. Denner	136,154	42.4
Scott B. Hamilton	133,139	46.9
Daniel B. Becker	112,534	35.0

Equity-Based Compensation

Stock Options and Other Equity and Equity-Based Awards

Prior to the IPO, we had not granted any stock options or other equity or equity-based awards. In connection with the IPO, we granted awards to our named executive officers under the 2013 Plan described below, as set forth in the table below. Mr. Walker did not receive any awards in connection with the IPO because Mr. Walker and the Compensation Committee determined that he did not require additional equity awards based on his ownership percentage of Halkos.

Executive	Options	Restricted Stock	Performance Shares
John J. Wasz	21,552	10,156	20,313
Robert T. Micchelli	21,552	10,156	20,313
Devin K. Denner	14,920	7,031	14,063
Scott B. Hamilton	11,605	5,469	10,938
Daniel B. Becker	11,605	5,469	10,938

The options and restricted stock will generally vest in three equal installments on each of the first, second and third anniversary of the date of grant, subject to continued employment on the applicable vesting date and shall otherwise be on terms consistent with the 2013 Plan described below. The exercise price of the options is equal to $11.00, which was the price per share paid by investors in the IPO. The performance shares vest (in an amount ranging from 0% to 205% of the target share number) based on the Company’s satisfaction in 2013 of certain levels of return on net assets (“RONA”), with 100% of the performance shares vesting upon achievement of RONA of 14.2%. Based on our RONA in 2013 of 13.4%, 20% of the Performance Shares were earned, with one-third vesting in 2014 and the remaining two-thirds vesting in two equal installments in 2015 and 2016.

These grants were made under our 2013 Global Brass and Copper Holdings, Inc. Omnibus Equity Incentive Plan (the “2013 Plan”), which we adopted in connection with the IPO. The 2013 Plan provides for the grant of options, restricted stock, restricted stock units, performance shares and other equity-based awards. The Compensation Committee is evaluating and developing a program for the use of equity-based compensation for executives going forward.

Stock Ownership Guidelines

We have established stock ownership guidelines for those directors and members of senior management who participate in our equity compensation programs, to align further their interests with those of our shareholders. We require those directors and members of senior management who participate in our equity compensation programs to meet the following minimum stock ownership guidelines:

Chief Executive Officer	2.50	Times Annual Base Salary
Chief Financial Officer, Chief Operating Officer, General Counsel and Business Unit Presidents	1.25	Times Annual Base Salary
Non-Executive Directors	2.50	Times Annual Retainer

To ease the financial burden of achieving these levels of stock ownership while ensuring that they will be met over time, it is expected that our directors and senior management will utilize their grants under our 2013 Plan to reach the level of stock ownership required by the guidelines. In this regard, until the levels of ownership outlined above are achieved, directors and senior management are expected to retain 75% of all shares (net of payment of options exercise prices, taxes and transaction costs) acquired pursuant to an award under the 2013 Plan.

Profits Interest Shares

Pursuant to the limited liability company agreement of Halkos and related award agreements, prior to our IPO, certain of our named executive officers received equity-based compensation in the form of Profits Interest Shares in Halkos, our former parent. The Profits Interest Shares were membership interests in Halkos and represented the right of the holder to share in distributions from Halkos after KPS has received certain returns on its investment. At the time of our inception, Profits Interest Shares representing the right to receive an amount equal to 12% of our increase in value after returns to KPS and its affiliates had been made were allocated to a pool for grants to the named executive officers and other key employees. Of the total membership interests, 11.8% had been allocated to management, out of the amount reserved. The Profits Interest Shares were structured such that if the value of Halkos did not increase, then the Profits Interest Shares would have no value. Halkos had the right, but not the obligation, to repurchase the Class B Profits Interest Shares upon termination of employment, at a formula price. The Profits Interest Shares were granted in lieu of any other equity or equity based compensation. The awards were granted in order to foster a long-term commitment to our named executive officers and to align a large portion of our executives’ compensation with the interests of Halkos.

Distributions were made on vested Profits Interest Shares in 2010, 2012 and again in 2013, similar to the way that dividends and distributions would be made with respect to shares of stock that were owned outright. No distribution was to be made with respect to the Profits Interest Shares if Halkos did not appreciate in value.

In 2013, in connection with the IPO, Messrs. Walker, Micchelli, Becker, Denner and Wasz received with respect to their Class B Shares approximately the following amounts, respectively: $5.1 million, $1.1 million, $0.4 million, $0.6 million and $1.1 million. In connection with the October 2013 follow-on public offering, Messrs. Walker, Micchelli, Becker, Denner and Wasz received with respect to their Class B Shares approximately the following amounts, respectively: $6.1 million, $1.3 million, $0.4 million, $0.7 million and $1.4 million. In connection with the January 2014 follow-on public offering, Messrs. Walker, Micchelli, Becker, Denner and Wasz received with respect to their Class B Shares approximately the following amounts, respectively: $8.0 million, $1.7 million, $0.6 million, $0.9 million and $1.8 million.

These distributions were paid in cash by Halkos but were recorded as a non-cash compensation expense by us. In the Summary Compensation Table, we have included the amount of distributions that the executives received with respect to their ownership of Profits Interest Shares. These distributions reflect payments with respect to Profits Interest Shares that were owned by certain of our named executive officers. However, if instead of Profits Interest Shares, stock of a corporation (which had fully vested in a prior year) received distributions with respect to such vested stock, such distributions would not appear in the Summary Compensation Table. Accordingly, we have also presented an alternative summary compensation table, which excludes such distributions. See “Alternative Summary Compensation Table for 2013.”

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” limits the amount that we may deduct from our Federal income taxes for remuneration paid to our named executive officers (other than the chief financial officer) to one million dollars per named executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation”, as well as for the gain recognized by named executive officers upon the exercise of qualifying compensatory stock options. In addition, transition provisions under Section 162(m) may apply for a period of three years following the consummation of the IPO to certain compensation arrangements that were entered into by us before we were publicly held. After the IPO, our compensation committee will generally seek to structure performance-based, equity and equity-based compensation for the named executive officers in a manner that complies with Section 162(m) in order to provide for the deductibility of such compensation. At the same time, there may be circumstances in which the compensation committee determines, in its judgment, that it is in our best interests to provide for compensation that may not be deductible.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2011, 2012 or 2013, and we have not agreed and are not otherwise obligated to provide any named executive officers with such a gross-up or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers, certain highly compensated employees, directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth the total compensation paid or accrued for the years ended December 31, 2013, 2012 and 2011 to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation ($)(5)(6)	Total ($)
John H. Walker	2013	818,818	—	—	—	773,715	11,276,415	12,868,948
Former Chief Executive Officer	2012	793,100	360,000	—	—	989,468	11,541,963	13,684,531
	2011	770,000	1,540,000	—	—	—	42,925	2,352,925

Robert T. Micchelli,	2013	398,775	—	335,159	109,208	263,766	2,467,280	3,547,188
Chief Financial Officer	2012	386,250	180,000	—	—	337,319	2,384,990	3,288,559
	2011	375,000	650,000	—	—	—	35,485	1,060,485

John J. Wasz,	2013	537,404	—	335,159	109,208	478,398	2,538,584	3,998,753
President, Chief Executive Officer and Chief Operating Officer and President—Olin Brass(7)	2012	496,795	30,000	—	—	463,530	2,887,277	3,877,602
	2011	400,000	400,000	—	—	—	251,038	1,051,038

Devin K. Denner,	2013	319,020	—	232,034	75,603	136,154	1,283,819	2,046,630
President-Chase Brass	2012	309,000	—	—	—	145,954	1,240,858	1,695,812
	2011	300,000	300,000	—	—	600,000	32,325	1,232,325

Scott B. Hamilton,	2013	281,801	—	180,477	58,805	133,139	19,890	674,112
General Counsel and Secretary

Daniel B. Becker,	2013	319,020	—	180,477	58,805	112,534	886,203	1,557,039
Former President-A.J. Oster(8)	2012	309,000	—	—	—	145,954	837,907	1,292,861
	2011	300,000	150,000	—	—	—	37,318	487,318

(1)	Represents discretionary bonuses.
(2)	Includes restricted stock and performance share awards based on the grant date value of such awards as calculated under FASB ASC Topic 718. The following table shows the grant date values of these awards (for performance shares, based on the probable outcome of the performance conditions as of the grant date) and the maximum values for the performance share awards.

Executive	Restricted Stock Grant Date Value ($)	Performance Shares Grant Date Value ($)	Maximum Value of Performance Shares ($)
John H. Walker	—	—	—
Robert T. Micchelli	111,716	223,443	458,062
John J. Wasz	111,716	223,443	458,602
Devin K. Denner	77,341	154,693	317,119
Scott B. Hamilton	60,159	120,318	246,653
Daniel B. Becker	60,159	120,318	246,653

(3)	Represents the grant date value of options as calculated under FASB ASC Topic 718. Assumptions in the valuation of the options can be found in Note 21 to the Company’s consolidated financial statements in the 10-K filed for the fiscal year ended December 31, 2013.

(4)	The table below sets forth the amount of non-discretionary annual bonus earned that was earned for 2013 based on achievement of EBITDA objectives and the amount that was earned based on individual objectives. The 2013 bonuses will be paid on April 18, 2014.

Executive	Achievement of Company and/or Segment EBITDA ($)	Individual Objectives ($)	Total ($)
John H. Walker	526,268	247,447	773,715
Robert T. Micchelli	179,409	84,357	263,766
John J. Wasz	325,398	153,000	478,398
Devin K. Denner	112,154	24,000	136,154
Scott B. Hamilton	90,559	42,580	133,139
Daniel B. Becker	88,534	24,000	112,534

(5)	Amounts in the “All Other Compensation” column for 2013 consist of:

Name	Employer Matching Contribution ($)(a)	Non-Elective Company Contribution ($)(b)	Life Insurance Premiums ($)(c)	Financial and Estate Planning Reimbursements ($)(d)	Car ($)(e)	Profits Interest Distribution ($)	Total ($)
John H. Walker	7,650	19,125	20,300	—	—	11,229,340	11,276,415
Robert T. Micchelli	7,650	19,125	11,640	—	—	2,428,865	2,467,280
John J. Wasz	7,650	19,125	16,400	—	—	2,495,409	2,538,584
Devin K. Denner	7,650	19,125	9,340	—	—	1,247,704	1,283,819
Scott B. Hamilton	7,650	19,125	—	—	—	—	19,890
Daniel B. Becker	7,650	19,125	10,810	890	15,925	831,803	886,203

(a)	Represents a matching contribution of 50% of the first 6% of eligible compensation the named executive officer defers into our 401(k) Plan (the “Retirement Savings Plan”).
(b)	Represents a Company-provided non-elective contribution of 7.5% of eligible compensation into the Retirement Savings Plan.
(c)	Represents the annual life insurance premium paid for the fiscal year. We provide life insurance coverage equal to two times base salary for each named executive officer other than Mr. Hamilton.
(d)	Represents the reimbursements of financial and estate planning services up to a maximum of $15,000.
(e)	Represents the cost of maintenance, insurance and fuel for Mr. Becker’s personal use of a Company car, calculated by multiplying a per mile rate by the number of miles related to Mr. Becker’s personal use, and subtracting reimbursements that Mr. Becker paid to the Company. Also represents the value of the car gifted to Mr. Becker at retirement. Mr. Becker is the only executive provided with a Company car.
(6)	Set forth below is an alternative Summary Compensation Table for our named executive officers for 2013. The difference between this alternative table and the Summary Compensation Table which appears above is that this alternative table does not include the value of distributions which were made on vested “profits interests” in 2013. Profits Interest Shares were awarded by our former parent and owner to certain of the named executive officers in prior years and were fully vested. We consider these distributions to be similar to dividends paid on shares of stock owned by named executive officers, not compensation. See “Equity Based Compensation—Profits Interest Shares” for additional information on the Profits Interest Shares and related distributions.

Alternative Summary Compensation Table for 2013
Name	Salary	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Compensation ($)	All Other Compensation ($)	Total ($)
John H. Walker	818,818	—	—	—	773,715	47,075	1,639,608
Robert T. Micchelli	398,775	—	335,159	109,208	263,766	38,415	1,145,323
John J. Wasz	537,404	—	335,159	109,208	478,398	43,175	1,503,344
Devin K. Denner	319,020	—	232,034	75,603	136,154	36,115	798,926
Scott B. Hamilton	281,801	—	180,477	58,805	133,139	19,890	674,112
Daniel B. Becker	319,020	—	180,477	58,805	112,534	54,400	725,236

(7)	Mr. Wasz was promoted to President effective September 6, 2013.
(8)	Mr. Becker retired as the President of A.J. Oster effective October 1, 2013, but remained a Company employee to assist with the transition process for his successor and to lead certain strategic assignments until December 31, 2013.

2013 Grants of Plan-Based Awards

The following Grants of Plan-Based Awards table provides information concerning awards granted in Fiscal 2013 to our named executive officers.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Possible Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares or Units(2)	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise Price of Options ($/sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
John H. Walker	—	824,824	1,649,648	—	—	—	—	—	—

Robert T. Micchelli		281,190	562,380						444,367
	5/29/2013			20,313	41,642
	5/29/2013					10,156		11.00
	5/29/2013						21,552

John J. Wasz		510,000	1,020,000						444,367
	5/29/2013			20,313	41,642
	5/29/2013					10,156		11.00
	5/29/2013						21,552

Devin K. Denner		160,680	321,360						307,637
	5/29/2013			14,063	28,829
	5/29/2013					7,031		11.00
	5/29/2013						14,920

Scott B. Hamilton		141,934	283,868						239,282
	5/29/2013			10,938	22,423
	5/29/2013					5,469		11.00
	5/29/2013						11,605

Daniel B. Becker		160,680	321,360						239,282
	5/29/2013			10,938	22,423
	5/29/2013					5,469		11.00
	5/29/2013						11,605

(1)	Represents possible cash awards for 2013 under the annual bonus plan. Cash awards paid to named executive officers under the bonus plan are dependent on the achievement of certain Company performance targets (referred to as the Company EBITDA Bonus) and for Messrs. Denner and Becker, certain performance targets for their respective business units (referred to as the Segment EBITDA Bonus), and individual targets (referred to as the Individual Bonus), as well as the level of achievement. The annual bonus plan does not have threshold awards because the Individual Bonus (weighted at 30% of the bonus for Messrs. Walker, Micchelli, Wasz and Hamilton or 25% for Messrs. Denner and Becker) may be paid out anywhere from 0% to 200% of the total potential amount, while the Company or Segment EBITDA Bonus will only be paid out once 80% of budgeted EBITDA is achieved, starting at 50% of the potential amount, up to a maximum of 200%, and weighted at 70% of the total bonus for Messrs. Walker, Michelli, Wasz and Hamilton or 75% for Messrs. Denner and Becker. For additional information, see “Compensation Discussion and Analysis—Annual Cash Bonuses” section of this proxy statement. The amounts listed under the “Target” column represent the cash awards payable for 2013 assuming 100% achievement of all goals. The amounts listed under the “Maximum” column represent the maximum cash awards payable, which for each named executive officer equal two times target bonus. Actual cash awards paid to the named executive officers for 2013 are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
(2)	Terms of the IPO grants of restricted stock, performance shares and options are described below in the footnotes to the “Outstanding Equity Award Table”. The annual equity incentive plan does not have threshold awards because the awards may be paid out anywhere from 0% to 205% of the total potential amount.

Employment Arrangements with Named Executive Officers

On October 15, 2007, we entered into an employment agreement with Mr. Walker, our former chief executive officer. The employment agreement was for an initial term of three years, and on each anniversary of October 15, 2010, the term extends for an additional year, unless prior written notice is given. Prior to his resignation on March 17, 2014, the employment agreement provided that Mr. Walker would receive a base salary, which was at the annual rate of $824,824 as of his resignation date, and a target bonus equal to 100% of his base salary during the term.

Mr. Micchelli, our chief financial officer, is party to a severance protection agreement, dated as of March 24, 2009, which was amended and restated effective October 20, 2011 and then again on March 17, 2014. If Mr. Micchelli is terminated, his severance protection agreement entitles him to severance payment that would be payable in a cash lump sum, equal to (i) one year of base pay at the highest rate of base salary during the one-year period immediately prior to the termination and (ii) the higher of (x) the target annual bonus amount for the year preceding the termination, (y) the average annual bonus over the three years immediately prior to his termination, and (z) 70% of one year of base pay at the highest rate of base salary during the one-year period immediately prior to the termination. Mr. Micchelli will also be entitled to continued health and welfare participation for one year following such termination, unless he obtains coverage from a new employer, and COBRA coverage at the end of such one-year period if he has not obtained new coverage, reimbursement in an amount not to exceed $25,000 for up to 12 months of senior executive-level career transition assistance, and special vesting of unvested option shares, restricted shares, and performance shares shall be accelerated as described in the following paragraph.

If Mr. Micchelli has attained age 60 years on or before the termination, his unvested options, restricted stock, performance shares, and any other equity awards, shall vest in accordance with all of the applicable equity award agreements then in effect. If Mr. Micchelli has not attained aged 60 years on or before such termination, a portion of his unvested options, restricted stock, performance shares, and other equity awards shall become vested. The portion of his unvested options and unvested restricted stock that become vested upon the termination shall be equal to a percentage determined by multiplying the number of unvested option shares and unvested restricted shares by a fraction, the numerator of which is the number of calendar days between October 2, 2013, and the termination, and the denominator of which is seven hundred thirty (730) (the “Pre-60 Percentage”). The portion of his unvested performance shares that become vested and earned upon the termination (i) shall be calculated in accordance with the terms of the applicable performance share award agreement as if Mr. Micchelli had terminated due to retirement after attaining age 60 years, and (ii) then that number of performance shares earned shall be multiplied by the Pre-60 Percentage. Any other unvested equity awards held by Mr. Micchelli shall become earned and/or vested in accordance with the terms and operation of the applicable award agreement, multiplied by the Pre-60 Percentage.

In consideration for Mr. Micchelli’s agreement to relinquish his right (under his prior severance protection agreement) to terminate employment and collect full severance upon the retirement of Mr. Walker as chief executive officer, to retain Mr. Micchelli until at least age 60, and to incentivize him to identify and prepare his successor, the Company agreed to make a lump sum cash payment under the amended severance agreement in the amount of $400,000 on the date Mr. Micchelli attains age 60, provided generally, that he (i) remains continuously employed by the Company as chief financial officer until he attains age 60 and (ii) shall have used his best efforts to identify, recruit, or prepare one or more potential candidates for succession to the position of chief financial officer. Notwithstanding the foregoing, if Mr. Micchelli leaves employment before he attains age 60 because he has been terminated (other than for limited exceptions) before that date, the Company will also make the lump sum cash payment to him of $400,000. Such severance payments and benefits are contingent upon Mr. Micchelli executing a general release in claims in our favor.

On August 31, 2011, we entered into a severance protection agreement with Mr. Wasz, which superseded his severance protection agreement dated January 16, 2010. On July 29, 2011 and August 31, 2011, respectively, Messrs. Becker and Denner, our segment presidents, entered into severance protection agreements. Mr. Hamilton, our general counsel, is also party to a severance protection agreement dated as of October 10, 2011, which was amended and restated effective August 5, 2013.

For a description of severance payments and benefits made available under the employment arrangements in effect as of December 31, 2013, see “Potential Payments upon Termination or Change in Control”.

2013 Outstanding Equity at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John H. Walker	—	—	—	—	—	—
Robert T. Micchelli	—	21,552	11.00	5/29/2023	12,864	212,899
John J. Wasz	—	21,552	11.00	5/29/2023	12,864	212,899
Devin K. Denner	—	14,920	11.00	5/29/2023	8,906	147,394
Scott B. Hamilton	—	11,605	11.00	5/29/2023	6,927	114,642
Daniel B. Becker(4)	11,605	—	11.00	3/31/2014	—	—

(1)	These amounts represent nonqualified stock options granted to our named executive officers under the 2013 Plan. The nonqualified stock options were granted on May 29, 2013. The options shall become vested and exercisable with respect to one-third (1/3) of the shares on each of the first three anniversaries of grant date.
(2)	These amounts represent a combination of restricted stock and performance shares granted to our named executives under the 2013 Plan. Both the restricted stock awards and performance share awards were granted on May 29, 2013. For the restricted stock awards, Messrs. Micchelli and Wasz each received 10,156 shares, Mr. Denner received 7,031 shares, and Messrs. Hamilton and Becker each received 5,469 shares. The restricted stock awards become vested with respect to one-third (1/3) of the shares on each of the first three anniversaries of grant date. For the performance share awards, Messrs. Micchelli and Wasz each received 4,063 shares, Mr. Denner received 2,813 shares, and Messrs. Hamilton and Becker each received 2,188 shares. One-third (1/3) of the performance shares were scheduled to vest based on 2013 performance, with the underlying shares issued on or within thirty (30) days following the determination in 2014 that the performance criteria has been satisfied (the “Initial Vesting Date”) and the remaining two-thirds (2/3) shall vest in equal installments on the first and second anniversaries of the Initial Vesting Date. The performance criteria was satisfied in 2013 and accordingly one-third of the performance shares vested on April 3, 2014. Such vested shares are disclosed in “Option Exercises and Stock Vested” table below. Since the remaining two-thirds shall vest based solely on service during the applicable time period, they have been combined with the restricted stock awards, in accordance with SEC rules.
(3)	This amount represents the value of restricted stock and performance shares using the closing price of Company stock on December 31, 2013, which was $16.55.
(4)	Includes options but does not include performance shares and shares of restricted stock, which in each case vested in connection with Mr. Becker’s retirement.

2013 Option Exercises and Stock Vested

Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John H. Walker	—	—
Robert T. Micchelli	1,355	22,425
John J. Wasz	1,355	22,425
Devin K. Denner	938	15,524
Scott B. Hamilton	730	12,082
Daniel B. Becker	9,115	150,853

(1)

This amount represents the vested one-third of the total number of performance shares. However, the performance shares will actually be issued on or within thirty (30) days following the determination in 2014 that the performance criteria has been satisfied. For Mr. Becker, this amount represents the value of performance shares and shares of restricted stock vesting in connection with his retirement.
(2)	This amount represents the value of the vested shares using the closing price of Company stock on December 31, 2013, which was $16.55.

2013 Pension Benefits

We do not offer any defined benefit pension plans.

2013 Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

Employment Agreement with John H. Walker

Prior to his resignation as our chief executive officer on March 17, 2014, Mr. Walker’s employment agreement provided him with severance benefits upon certain terminations of employment. Mr. Walker’s employment could be terminated at any time and for any reason. If Mr. Walker’s employment was terminated by us for “cause” (as defined below) then he was only entitled to receive any base salary that had been earned but not paid through the date of termination. If his employment was terminated due to his death, disability or by Mr. Walker upon 60 days’ prior notice without “good reason” (as defined below), he was entitled to receive: (a) the base salary accrued through the date of termination; (b) pay for any vacation time earned but not used; (c) any earned but unpaid bonus for the year prior to termination; and (d) any business expenses properly incurred but not submitted prior to the date of termination, provided that such expenses were submitted within 30 days of termination and were reimbursable in accordance with our policy (collectively, the “Accrued but Unpaid Payments”).

For purposes of the employment agreement, “disability” meant the inability of Mr. Walker to perform his duties for 90 consecutive days, or for an aggregate of 120 days in any consecutive 12-month period.

Mr. Walker’s employment could be terminated by us without “cause” or by him for “good reason” (which includes a non-renewal by us of his employment term). Upon such a termination, he was entitled to receive: (a) the Accrued but Unpaid Payments and (b) 24 months’ base salary continuation, which would be paid out in continuing bimonthly installments over such 24 month period. The continuation of his base salary was contingent upon Mr. Walker executing a general release of claims in our favor.

“Good reason” under Mr. Walker’s employment agreement generally meant any of the following events occurring without Mr. Walker’s consent:

•	our failure to continue Mr. Walker in the position of CEO;

•	our requiring that Mr. Walker report to an individual or body other than the Board of Directors;

•	a material diminution in Mr. Walker’s position with us or the duties and responsibilities associated with such position;

•	a reduction of Mr. Walker’s base salary or annual target bonus opportunity;

•	our requiring Mr. Walker to relocate to an office more than 50 miles from both the city of Chicago, Illinois and Mr. Walker’s primary place of residence on the date of termination; or

•	nonrenewal of the employment term by us.

Mr. Walker was required to provide written notice of any event claimed to constitute “good reason” within 30 days after the initial occurrence of such event, and provide us with an opportunity to cure the applicable circumstance within 30 days following such written notice. If we failed to cure such circumstance, Mr. Walker’s resignation for “good reason” must be tendered, if at all, within 60 days after our failure to cure.

Mr. Walker is subject to non-competition and non-solicitation covenants for 24 months post- termination, which applies to the 24 month period following his resignation. In addition, he is subject to perpetual confidentiality covenants.

Severance Protection Agreement with Robert T. Micchelli

Mr. Micchelli is party to a severance protection agreement, dated as of March 24, 2009, which was amended and restated effective October 20, 2011 and again on March 17, 2014. On a going forward basis, Mr. Micchelli shall be entitled to severance payments as described above in “—Employment Arrangements with Named Executive Officers”. However, for purposes of potential payments upon termination or change in control as of December 31, 2013, Mr. Micchelli’s payments are governed by the severance protection agreement dated October 20, 2011 (the “2011 Agreement”).

Under the 2011 Agreement, Mr. Micchelli’s employment may be terminated at any time for any reason. If his employment is terminated by us without “cause” or he resigns for “good reason” (each as defined below), then he will be entitled to a severance payment. Assuming such termination occurred on December 31, 2013, the severance payment would be payable in a cash lump sum, equal to one year of base pay at the highest rate of base salary payable to the executive during the one-year period immediately prior to the termination, plus the highest of (x) his target bonus amount for the year in which the last day of employment occurs (which is currently 70% of base salary), (y) the amount of the average of his annual bonus over the three years immediately prior to the year in which the last day of employment occurs and (z) an amount set forth on an exhibit to the severance protection agreement (which is currently zero). In addition, upon such a termination, Mr. Micchelli and his dependents will be entitled to continued health and welfare participation for one year following such termination, unless he obtains coverage from a new employer, and he will be entitled to COBRA coverage at the end of such one-year period if he has not obtained new coverage. Such severance payments and benefits are contingent upon Mr. Micchelli executing a general release of claims in our favor.

Mr. Micchelli will also be entitled to payment of any accrued but unpaid base salary and business expenses in accordance with our policy, as well as any payments, benefits or entitlements that are vested, fully and unconditionally earned pursuant to any plan, policy, program or arrangement or other agreement, other than those providing for severance, separation pay or salary continuation payments or benefits. Mr. Micchelli’s severance payment pursuant to his amended and restated severance protection agreement is in lieu and satisfaction of any amount otherwise payable under the annual bonus plan.

Under the 2011 Agreement, “cause” means:

•	the failure or refusal to perform the duties of his position after written notice from the Chief Executive Officer;

•	willful misconduct or gross negligence in the performance of his duties that has an adverse effect on our operations after receipt of at least one warning from us (or, if applicable, the president’s segment);

•	intentional breach by the executive of a written covenant with us or, if applicable, the president’s segment, of a written policy, in each case relating to the use and preservation of intellectual property and/or confidentiality;

•	being impaired by or under the influence of alcohol, illegal drugs or controlled substances while working or while on our property;

•	conviction of or plea of nolo contendere to a felony; or

•	dishonest, disloyal or illegal conduct or gross misconduct that materially and adversely affects his performance or our reputation or business (or, if applicable, that of the president’s segment) (it being agreed that a petty offense or a violation of the motor vehicle code shall not constitute “cause”).

Prior to the determination that “cause” has occurred with respect to any of the grounds listed above other than a conviction of or plea of nolo contendere to a felony, Mr. Micchelli will have a 30-day cure period to remedy such breach, unless, in the Board of Directors’ discretion, the “cause” event is incapable of reasonably prompt cure or if the Board of Directors determines that its fiduciary duty requires such termination.

“Good reason” under the 2011 Agreement generally means any of the following events occurring without Mr. Micchelli’s consent:

•	any change in title or reporting relationship that does not reasonably constitute a promotion;

•	assignment of duties materially and adversely inconsistent with his position which results in a material diminution of position, authorities, duties or responsibilities;

•	any material diminution in base salary, bonus opportunities or benefits;

•	any requirement to relocate from Mr. Micchelli’s principal residence; or

•	if John Walker is no longer the Chief Executive Officer (which provision has been removed in the recent amendment described above).

Mr. Micchelli must provide written notice of events claimed to constitute “good reason” within 60 days of the initial occurrence of such events and provide us (or, if applicable, the president’s segment) with an opportunity to cure the applicable circumstance within 30 days following such written notice. If we (or, if applicable, the president’s segment) fail to cure such circumstance, Mr. Micchelli’s resignation for “good reason” must be tendered within 30 days of our (or, if applicable, the president’s segments) failure to cure.

Mr. Micchelli is subject to a non-competition covenant that extends for 24 months following his termination of employment for any reason, a nondisparagement covenant, as well as a confidentiality covenant extending for five years following any termination of the severance protection agreement.

Severance Protection Agreement with John J. Wasz

Mr. Wasz is party a severance protection agreement dated August 31, 2011, which superseded his severance protection agreement dated January 16, 2010. The severance protection agreement is substantially similar to Mr. Micchelli’s 2011 Agreement.

Mr. Wasz’s employment may be terminated at any time for any reason. If his employment is terminated by us without “cause” or he resigns for “good reason” (each as defined below), then he will be entitled to a lump sum severance payment equal to his annual base salary plus the highest of (x) his target bonus amount for the year in which the last date of employment occurs (which is currently 75% of base salary), (y) the amount of the average of his annual bonus over the three years immediately prior to the year in which the last day of employment occurs and (z) an amount set forth on an exhibit to the severance protection agreement (which is currently zero). In addition, he will be entitled to continued health and welfare participation and participation for his dependents for a one-year period, unless he obtains coverage from a new employer, and he will be entitled to COBRA coverage at the end of such one-year period if he has not obtained new coverage.

Mr. Wasz’s severance protection agreement uses the same definition of “cause” as Mr. Micchelli’s amended and restated severance protection agreement. “Good reason” under Mr. Wasz’s severance protection agreement means any of the following events occurring without his consent:

•	assignment of duties materially and adversely inconsistent with his position which results in a material diminution of position, authorities, duties or responsibilities;

•	any material diminution in base salary, bonus opportunities or benefits; or

•	a requirement that he relocate, which increases his one-way commute by more than 50 miles from his current location.

Mr. Wasz is subject to a non-competition covenant which extends for 12 months following his termination of employment for any reason, a nonsolicitation of employees, vendors, customers or other parties covenant that extends for 12 months following any such termination, as well as a confidentiality covenant extending for five years following any termination of the severance protection agreement.

Severance Protection Agreements with Daniel B. Becker and Devin K. Denner

Mr. Becker and Mr. Denner entered into severance protection agreements with us on July 28, 2011 and July 29, 2011. The severance protection agreements are substantially similar to Mr. Micchelli’s 2011 Agreement. The severance provisions described below for Mr. Denner were applicable for Mr. Becker for 2013 but are no longer applicable to Mr. Becker following his retirement and departure at the end of 2013. However, Mr. Becker’s post-termination covenants continue to apply.

Mr. Denner’s employment may be terminated by us at any time for any reason. If such executive’s employment is terminated by us without “cause” or he resigns for “good reason” (each as defined in the applicable severance agreement), then he will be entitled to a lump sum severance payment equal to his annual base salary plus the highest of (x) his target bonus amount for the year in which the last date of employment occurs (which is currently 50% of base salary), (y) the amount of the average of his annual bonus over the three years immediately prior to the year in which the last day of employment occurs and (z) an amount set forth on an exhibit to the severance protection agreement (which is currently zero for Mr. Denner; provided that such amount was reduced to zero for Mr. Denner after his bonus bank of $600,000 was paid out in January 2012). In addition, he will be entitled to continued health and welfare participation and participation for his dependents for a one-year period, unless he obtains coverage from a new employer, and he will be entitled to COBRA coverage at the end of such one-year period if he has not obtained new coverage.

Mr. Becker (formerly) and Mr. Denner’s severance protection agreements use the same definition of “cause” as Mr. Micchelli’s amended and restated severance protection agreement. “Good reason” under Mr. Becker and Mr. Denner’s severance protection agreements means any of the following events occurring without his consent:

•	assignment of duties materially and adversely inconsistent with his position which results in a material diminution of position, authorities, duties or responsibilities; or

•	any material diminution in base salary, bonus opportunities or benefits.

Mr. Becker and Mr. Denner are each subject to a non-competition covenant which extends for 12 months following his termination of employment for any reason, a nonsolicitation of employees, vendors, customers or other parties covenant that extends for 24 months following any such termination, as well as a confidentiality covenant extending for five years following any termination of the severance protection agreement.

Severance Protection Agreement with Scott B. Hamilton

Mr. Hamilton is party to a severance protection agreement, dated as of October 10, 2011, which was amended and restated effective August 5, 2013. The severance protection agreement is substantially similar to Mr. Micchelli’s 2011 Agreement.

Mr. Hamilton’s employment may be terminated by us at any time for any reason. If such executive’s employment is terminated by us without “cause” or he resigns for “good reason” (each as defined below), then he will be entitled to a lump sum severance payment equal to his annual base salary plus the highest of (x) his target bonus amount for the year in which the last date of employment occurs (which is currently 50% of base salary), (y) the amount of the average of his annual bonus over the three years immediately prior to the year in which the last day of employment occurs and (z) an amount set forth on an exhibit to the severance protection agreement (which is currently zero for Mr. Hamilton). In addition, he will be entitled to continued health and welfare participation and participation for his dependents for a one-year period, unless he obtains coverage from a new employer, and he will be entitled to COBRA coverage at the end of such one-year period if he has not obtained new coverage.

Mr. Hamilton’s amended and restated severance protection agreements use the same definition of “cause” as Mr. Micchelli’s amended and restated severance protection agreement. “Good reason” under Mr. Hamilton’s amended and restated severance protection agreements means any of the following events occurring without his consent:

•	any change in title or reporting relationship that does not reasonably constitute a promotion;

•	assignment of duties materially and adversely inconsistent with his position which results in a material diminution of position, authorities, duties or responsibilities;

•	any material diminution in base salary, bonus opportunities or benefits; or

•	any requirement to relocate from Mr. Hamilton’s principal residence.

Mr. Hamilton is subject to a non-competition covenant that extends for 12 months following his termination of employment for any reason, a nondisparagement covenant, as well as a confidentiality covenant extending for five years following any termination of the severance protection agreement.

The following table shows the severance payments and benefits that would have become payable to each named executive officer, assuming the termination of his employment occurred as of December 31, 2013. We do not provide enhanced severance solely upon a change of control.

Potential Payments upon Termination of Employment without Cause or for Good Reason

Name(1)	Cash Severance ($)(2)	Health and Welfare Benefits Continuation ($)	Acceleration of Equity Awards ($)(3)	Total ($)
John Walker	1,649,648	9,861	—	—
Robert Micchelli	965,806	9,861	300,771	1,276,438
John Wasz	1,110,000	9,861	300,771	1,420,632
Devin Denner	570,011	9,861	208,222	788,094
Scott B. Hamilton	425,802	9,861	161,954	597,617

(1)	Mr. Becker is not included in this table because he retired and departed from the Company as of the end of 2013. In connection with his retirement, Mr. Becker received accelerated vesting of restricted stock and performance shares with a total value of $150,853 (described above in “2013 Option Exercises and Stock Vested”) and accelerated vesting of options to purchase 11,605 shares of common stock (described above in “2013 Outstanding Equity at Fiscal Year-End”).
(2)	For Mr. Walker, the cash severance is equal to two times his base salary of $824,824. For Mr. Micchelli, the cash severance is equal to his base salary of $401,700 plus his average bonus of $564,106. For Mr. Wasz, the cash severance is equal to his base salary of $600,000 plus his target bonus of $510,000. For Mr. Denner, the cash severance is equal to his base salary of $321,360 plus his average bonus of $248,651. For Mr. Hamilton, the cash severance is equal to his base salary of $283,868 plus his target bonus of $141,934. For Mr. Becker, the cash severance is equal to his base salary of $321,360 plus his average bonus of $198,651.

(3)	If a named executive officer’s employment is terminated by us without “cause” or if the named executive officer terminates employment for “good reason,” in each case after a change in control, all unvested options and restricted stock will become vested within 30 days of such termination and a payment will be received with respect to his performance shares based on (1) actual performance through the date of termination as determined by the compensation committee or (2) if the committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of target performance as determined by the compensation committee. For a description of potential payments under Mr. Micchelli’s amended and restated severance agreement effective March 17, 2014, see “—Employment Arrangements with Named Executive Officers” above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following persons served on our Compensation Committee during 2013: Messrs. Burritt, Marsh, Psaros, Shapiro, Thanopoulos, Welch and Whitaker. No member of the Compensation Committee was, during the fiscal year ended December 31, 2013, an officer, former officer or employee of the Company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

COMPENSATION COMMITTEE REPORT

The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in this Report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2013.

This Report is submitted by Ms. Avril and Messrs. Burritt, Marsh, Thanopoulos, Welch and Whitaker, being all of the current members of the Compensation Committee.

David B. Burritt, Chairman

Vicki L. Avril

Donald L. Marsh

George Thanopoulos

Martin E. Welch, III

Ronald C. Whitaker

AUDIT COMMITTEE REPORT

The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in this Report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee of the Board is responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and evaluating policies and procedures relating to internal accounting functions and controls. The Audit Committee is currently comprised of Ms. Avril and Messrs. Burritt, Marsh, Thanopoulos, Welch and Whitaker, each a non-employee and independent director, and operates under a written charter which was last amended by our Board in November 2013.

The Audit Committee members are neither professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as the report of management and the opinion thereon of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for the year ended December 31, 2013, regarding the Company’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (“PCAOB”) which include, among other items, matters related to the conduct of the audit of the Company’s financial statements and the matters described in Statement on Auditing Standards No. 114. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 19, 2014.

This Report is submitted by Ms. Avril and Messrs. Burritt, Marsh, Thanopoulos, Welch and Whitaker, being all of the members of the Audit Committee.

Martin E. Welch, III, Chairman

Vicki L. Avril

David B. Burritt

Donald L. Marsh

George Thanopoulos

Ronald C. Whitaker

FEES OF INDEPENDENT ACCOUNTANTS

In addition to retaining PricewaterhouseCoopers LLP to audit our consolidated financial statements for 2013, we retained PricewaterhouseCoopers LLP, as well as other accounting firms, to provide tax and other advisory services in 2013. We understand the need for PricewaterhouseCoopers LLP to maintain objectivity and independence in its audit of our consolidated financial statements.

In order to assure that the provision of audit and permitted non-audit services provided by PricewaterhouseCoopers LLP, our independent registered public accounting firm, does not impair its independence, the Audit Committee is required to pre-approve the audit and permitted non-audit services to be performed by PricewaterhouseCoopers LLP, other than de minimis services that satisfy the requirements pertaining to de minimis exceptions for non-audit services described in Section 10A of the Exchange Act. The Audit Committee has adopted policies and procedures for pre-approving all audit and permitted non-audit work performed by PricewaterhouseCoopers LLP. Any pre-approval must also set forth in detail the particular service or category of services approved and is generally subject to a specific cost limit. All of the fees for audit, audit-related, tax and other services performed by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described in this paragraph.

The Audit Committee has adopted policies regarding our ability to hire employees, former employees and certain relatives of employees of the Company’s independent registered public accounting firm.

During 2013 and 2012, we retained PricewaterhouseCoopers LLP to provide services in the following categories and amounts:

	2013	2012
Audit fees(1)	$1,795,844	$1,891,085
Audit-related fees(2)	828,556	608,905
Tax fees	—	—
All other fees	—	—

(1)	Audit fees consist of fees incurred for the audit of our annual consolidated financial statements and review of our quarterly consolidated financial statements that are normally provided by PricewaterhouseCoopers LLP in connection with consents and reviewing documents to be filed with the SEC.
(2)	Audit-related fees consist of fees incurred for services rendered in connection with our registration statements on Form S-1 and Form S-8 related to our initial public offering, our registration statements on Form S-4 related to our debt offering, our registration statements on Form S-1 related to our follow-on public offerings and services that are normally provided by PricewaterhouseCoopers LLP in connection with review of our registration statements and the issuance of comfort letters and consents.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We maintain and enforce a Related Person Transaction Policy, which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with our Related Person Transaction Policy, our audit committee has overall responsibility for the implementation and compliance with this policy.

For the purposes of our Related Person Transaction Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in our Related Person Transaction Policy) had, has or will have a direct or indirect material interest in excess of $10,000. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved by the Board of Directors or compensation committee.

Our Related Person Transaction Policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our audit committee for consideration at its next meeting. Under our Related Person Transaction Policy, our audit committee will only be permitted to approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our Related Person Transaction Policy and that is ongoing or is completed, the transaction will be submitted to the audit committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

Our Related Person Transaction Policy also provides that the audit committee will review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders.

In addition, our Code of Business Conduct and Ethics prohibits activities that conflict with, or have the appearance of conflicting with, the best interests of the Company and its stockholders. Such conflicts of interest may arise when an employee, or a member of the employee’s family, receives improper personal benefits as a result of such individual’s position in the Company.

Certain Transactions

Transactions with Halkos and KPS Funds and Executive Officers

Prior to October 2013, Halkos was the Company’s controlling stockholder. The KPS Funds are majority members of Halkos.

Halkos paid approximately $8.9 million of the proceeds from our initial public offering in May 2013 to certain of our officers, which include Messrs. Walker, Micchelli, Becker, Denner and Wasz, as holders of Class B Shares. The management committee of Halkos, which consisted of Michael Psaros, David Shapiro, Raquel Palmer (each of whom served as a director during 2013 and a portion of 2014), Jay Bernstein (who served as a director during a portion of 2013) and John Walker (our Chairman and former Chief Executive Officer) determined payouts of the initial public offering proceeds among the Halkos shareholders according to the Halkos capital accounts. According to the Halkos capital accounts, Messrs. Walker, Micchelli, Becker, Denner and Wasz received the following approximate amounts, respectively: $5.1 million, $1.1 million, $0.4 million, $0.6 million and $1.1 million.

Halkos paid approximately $10.6 million of the proceeds from our October 2013 follow-on public offering to certain of our officers, which include Messrs. Walker, Micchelli, Becker, Denner and Wasz, as holders of

Class B Shares. The management committee of Halkos, which consisted of Michael Psaros, David Shapiro, Raquel Palmer (each of whom served as a director during 2013 and a portion of 2014), Jay Bernstein (who served as a director during a portion of 2013) and John Walker (our Chairman and former Chief Executive Officer) determined payouts of the follow-on public offering proceeds among the Halkos shareholders according to the Halkos capital accounts. According to the Halkos capital accounts, Messrs. Walker, Micchelli, Becker, Denner and Wasz received the following approximate amounts, respectively: $6.1 million, $1.3 million, $0.4 million, $0.7 million and $1.4 million.

Halkos paid approximately $13.9 million of the proceeds from our January 2014 follow-on public offering to certain of our officers, which include Messrs. Walker, Micchelli, Denner and Wasz, as holders of Class B Shares. The management committee of Halkos, which consists of Michael Psaros, David Shapiro, Raquel Palmer (each of whom served as a director of the Company during 2013 and a portion of 2014), and John Walker (our Chairman and former Chief Executive Officer) determined payouts of the offering proceeds among the Halkos shareholders according to the Halkos capital accounts. According to the Halkos capital accounts, Messrs. Walker, Micchelli, Becker, Denner and Wasz received the following approximate amounts, respectively: $8.0 million, $1.7 million, $0.6 million, $0.9 million and $1.8 million.

Management Services Agreement

We and affiliates of the KPS Funds were parties to a Management Services Agreement, dated as of November 19, 2007, pursuant to which such affiliates of the KPS Funds provided us with management and other services in exchange for payment of quarterly fees of $250,000. The management services agreement was terminated on May 29, 2013 in connection with the consummation of our initial public offering. In accordance with the terms of the management services agreement, we paid the affiliates of the KPS Funds an amount in cash equal to $4.5 million, which represents the aggregate amount of the remaining payments due under the management services agreement upon termination of that agreement.

Reimbursement Agreement

We and the KPS Funds were parties to an agreement whereby the KPS Funds agreed to reimburse us for specific costs directly attributable to an offering of equity securities. The receivable from our stockholder was repaid in connection with the consummation of our initial public offering. We received an amount in cash equal to $6.8 million, which represents the aggregate amount of all specific incremental costs directly attributed to the initial public offering.

Investor Rights Agreement

In connection with our initial public offering, on May 29, 2013, we entered into an investor rights agreement with Halkos. The investor rights agreement provided Halkos with certain demand, shelf and piggyback registration rights with respect to its shares of Global Brass and Copper Holdings common stock and also provided Halkos with certain governance rights, depending on the size of its holdings of Global Brass and Copper Holdings common stock.

Under the registration rights provisions of the investor rights agreement:

•	after 180 days following the completion of our initial public offering, Halkos and its affiliates have the right to cause us to conduct up to five demand registrations, subject to certain customary restrictions;

•	once we are eligible to do so, Halkos and its affiliates have the right to cause us to file and have declared effective a shelf registration statement on Form S-3 with respect to all of their shares of Global Brass and Copper Holdings common stock; and

•	Halkos and its affiliates have the right to participate in certain registered offerings by us.

In connection with the October 1, 2013 follow-on public offering, we agreed to waive the 180-day limitation and permit Halkos to demand the registration of the shares to be sold in such offering. Accordingly, prior to this offering, Halkos and its affiliates had the right to cause us to conduct up to four additional demand registrations.

Pursuant to an amendment to the investor rights agreement, dated as of November 22, 2013, we agreed to allow Halkos to use one of its demand registration rights to request registration of the shares of common stock offered under a “shelf” registration statement. Halkos agreed to pay, subject to certain exceptions and qualifications, 50% of the registration expenses (as defined in the investor rights agreement) relating to that shelf registration statement.

The registration rights provisions also contain customary provisions relating to cooperation with the registration process, black-out periods and customary securities law indemnity provisions in favor of the selling stockholders. With certain customary exceptions, we were required to bear all registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. Registration rights were transferable by Halkos and its affiliates, subject to certain restrictions.

Under the governance rights provisions of the investor rights agreement:

•	at the time of the initial public offering, the Board was required to consist of nine members, four of which are designated by Halkos, three of which are independent and one of which is our Chief Executive Officer;

•	we were required to have a classified Board with a sunset provision;

•	we were required to have an audit committee with at least three independent directors and an executive committee of at least one independent director, one management director and one Halkos nominee; and

•	each committee of the Board other than the audit committee and the executive committee was required to have at least two directors, of which Halkos had the ability to designate one member from among the Halkos nominees and the independent directors.

Under the governance rights provisions, Halkos had the right to designate: (i) five directors if it beneficially owns more than 50% of the outstanding Global Brass and Copper Holdings common stock, (ii) three directors if it beneficially owns more than 30% but 50% or less, (iii) two directors if it beneficially owns more than 15% but 30% or less and (iv) one director if it beneficially owns greater than 10% but 15% or less. Halkos loses the right to designate directors at 10% or less. As of the completion of our January 2014 follow-on offering, Halkos no longer owns any shares of common stock of the Company.

The investor rights agreement will terminate on May 29, 2023.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(PROPOSAL NO. 2)

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014. A proposal will be presented at the Annual Meeting to ratify this appointment. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the stockholders fail to ratify such selection, another independent registered public accounting firm will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage PricewaterhouseCoopers LLP. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. We have been advised that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF

THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2014.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE PROPOSAL UNLESS

STOCKHOLDERS SPECIFY A CONTRARY VOTE.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION SET FORTH IN THIS

PROXY STATEMENT

(PROPOSAL NO. 3)

Pursuant to Section 14A of the Exchange Act, we are seeking the advisory approval by stockholders of the Company’s executive compensation program and practices as disclosed in this proxy statement. While this vote is advisory, and not binding on the Board, it will provide information to the Board and Compensation Committee regarding investor sentiment about our executive compensation programs and practices, which the Compensation Committee will carefully review when evaluating our executive compensation program.

Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed in the 2014 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosures.”

The Company is committed to maintaining executive compensation programs and practices that are aligned with the Company’s business strategy.

We urge our stockholders to read the “Compensation Discussion and Analysis” section above, which describes in detail how our executive compensation program and practices operate and are designed to achieve our compensation objectives, as well as the accompanying compensation tables, which provide detailed information on the compensation of our Named Executive Officers.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for approval of this advisory resolution.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION SET FORTH IN THIS PROXY STATEMENT.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE APPROVAL OF EXECUTIVE COMPENSATION SET FORTH IN THIS PROXY STATEMENT UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

ADVISORY VOTE TO APPROVE THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 4)

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal No. 3 above should occur every year, every two years or every three years.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. The frequency alternative that receives the most votes will be the choice of stockholders. Stockholders are not voting to approve or disapprove the Board’s recommendation. While this vote is advisory, and not binding on the Board, the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation decisions and disclosures are made annually. Holding an annual advisory vote on executive compensation also provides the Company with more direct and immediate feedback on our compensation programs. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

THE BOARD RECOMMENDS A VOTE FOR THE “ONE YEAR” FREQUENCY OPTION FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ONE YEAR FREQUENCY OPTION FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

UNLESS

STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to present proposals at the Company’s annual meeting of stockholders in 2015 pursuant to Rule 14a-8 under the Exchange Act must send notice of their proposal to us so that we receive it no later than December 9, 2014. Stockholders who intend to present proposals at the annual meeting of stockholders in 2015 other than pursuant to Rule 14a-8 must comply with the notice provisions in our Bylaws. The notice provisions in our Bylaws require that, for a proposal to be properly brought before the annual meeting of stockholders in 2015, proper notice of the proposal be received by us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however that in the event next year’s annual meeting is more than 30 days before or less than 70 days after such anniversary date, notice must be delivered not less than the later of 90 days prior to next year’s annual meeting or the 10th day following the day the Company first publicly announces next year’s annual meeting date. Stockholder proposals should be addressed to Global Brass and Copper Holdings, Inc., 475 N. Martingale Road Suite 1050, Schaumburg, Illinois 60173, Attention: Scott B. Hamilton, General Counsel and Corporate Secretary.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

Upon written request by any stockholder entitled to vote at the Annual Meeting, we will promptly furnish, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 which we filed with the SEC, including the financial statements and schedule. If the person requesting the report was not a stockholder of record on March 28, 2014, 2014, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Global Brass and Copper Holdings, Inc., 475 N. Martingale Road Suite 1050, Schaumburg, Illinois 60173, Attention: Scott B. Hamilton, General Counsel.

YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE TODAY BY TELEPHONE, VIA THE INTERNET OR BY SIGNING AND RETURNING A PROXY CARD BY MAIL.

By Order of the Board of Directors,

Scott B. Hamilton

General Counsel and Corporate Secretary

GLOBAL BRASS AND COPPER HOLDINGS, INC. 475 N. MARTINGALE ROAD SUITE 1050 SCHAUMBURG, IL 60173

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees
01	Martin E. Welch, III 02 Ronald C. Whitaker

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.						☐	☐	☐
3. Advisory approval of our executive compensation.						☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:					1 year	2 years	3 years	Abstain
4. Advisory approval of the frequency of future advisory votes on executive compensation.					☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report/10K, Notice & Proxy Statement is/are available at www.proxyvote.com.

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GLOBAL BRASS AND COPPER HOLDINGS, INC.

Annual Meeting of Shareholders

May 22, 2014 10:00 AM CDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints John Wasz and Robert Micchelli and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Global Brass and Copper Holdings, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 22, 2014 or any adjournment thereof, with all powers which the undersigned would posses if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND FOR THE 1 YEAR FREQUENCY OPTION IN PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side